UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 21, 2020
Dear Fellow Shareholders:
We invite you to attend our Annual Meeting of Shareholders of Flagstar Bancorp, Inc., which we currently expect to be conducted at our corporate headquarters, 5151 Corporate Drive, Troy, Michigan, 48098, on June 2, 2020 at 8:30 a.m., Eastern Time. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2019, will be present to respond to questions.
We intend to hold our Annual Meeting in person. However, we are actively monitoring COVID-19 and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.flagstar.com/proxy for updated information.
As we have for the past several years, we are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and 2019 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents via the Internet and how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K, and a form of proxy card.
The Board of Directors fixed the close of business on April 3, 2020 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments of the meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares is necessary to constitute a quorum. To ensure that your vote is recorded, please provide your vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the enclosed proxy card. Submitting your vote now will not affect your right to vote in person if you decide to attend the Annual Meeting.
Thank you for your continuing support.
Sincerely,
Alessandro P. DiNello
President and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, June 2, 2020 at 8:30 a.m. Eastern Time
PLACE	Corporate Headquarters 5151 Corporate Drive Troy, Michigan, 48098 - OR - Via Remote Communication (see below)
RECORD DATE
Shareholders of record of our common stock at the close of business on April 3, 2020 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote will be available for inspection at the Annual Meeting.

ITEMS OF BUSINESS		Board Vote Recommendation
Proposal 1:	To elect nine directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified.	FOR each Director Nominee
Proposal 2:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	FOR
Proposal 3:	To adopt an advisory (non-binding) resolution to approve named executive officer compensation	FOR
We will also transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
We intend to hold our Annual Meeting in person. However, we are actively monitoring COVID-19 and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.flagstar.com/proxy for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

April 21, 2020	BY ORDER OF THE BOARD OF DIRECTORS
Christine M. Reid
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON JUNE 2, 2020
We have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials has been mailed to our shareholders. Shareholders have the ability to access the proxy materials at flagstar.com/proxy or request that a printed set of the proxy materials be sent to them by following the instructions set forth on the Notice of Internet Availability of Proxy Materials. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate copy of our proxy materials, to each shareholder that makes a request using the procedure set forth on the Notice of Internet Availability of Proxy Materials.
The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting, as well as the 2019 Annual Report on Form 10-K, are available at flagstar.com/proxy. These materials are first being made available to shareholders beginning on or about April 21, 2020.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR TO VOTE VIA THE INTERNET OR BY TELEPHONE. IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN ADVANCE OF THE MEETING, IN PERSON OR BY PROXY. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING IN PERSON, YOU MUST OBTAIN FROM THE RECORD HOLDER OF YOUR SHARES AND BRING WITH YOU A PROXY FROM THE RECORD HOLDER ISSUED IN YOUR NAME.

2020 NOTICE OF MEETING AND PROXY STATEMENT
FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
(248) 312-2000
PROXY STATEMENT
This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Flagstar Bancorp, Inc. ("Flagstar" or the "Company"). It contains information regarding the Company's 2020 Annual Meeting of Shareholders (the "Annual Meeting"), which we currently expect to be conducted at the national headquarters of the Company and Flagstar Bank, FSB (the "Bank"), 5151 Corporate Drive, Troy, Michigan, 48098, on June 2, 2020 at 8:30 a.m. Eastern Time. This Proxy Statement will be available on the Internet, and is first being made available to shareholders, on or about April 21, 2020. As used in this Proxy Statement, the terms "we," "us," and "our" refer to the Company.

QUESTIONS AND ANSWERS
Why am I receiving these materials?
The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on June 2, 2020. If you are a shareholder of record of our common stock on the Record Date (defined herein), you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement.
What information is contained in this Proxy Statement?
This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and named executive officers, and certain other information required to be disclosed in this Proxy Statement.
Who is soliciting my vote pursuant to this Proxy Statement?
The Board is soliciting your vote at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Only shareholders of record of our common stock at the close of business on April 3, 2020 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.
As of the Record Date, we had 56,729,789 outstanding shares of common stock. Each outstanding share of common stock entitles its holder, determined as of the Record Date, to one vote on each matter to be voted upon at the Annual Meeting.
What matters will be submitted to shareholders at the Annual Meeting and how does the Board recommend that I vote?
At the Annual Meeting, you will be asked to vote on each of the following matters:

Proposal	Board Vote Recommendation
To elect nine (9) Board-nominated directors to the Board	FOR each of the nominees
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020	FOR

To adopt an advisory (non-binding) resolution to approve named executive officer compensation	FOR

Flagstar Bancorp, Inc. | 2020 Proxy Statement	1

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournment thereof. As of the date of this Proxy Statement, we know of no additional matters that will be presented for consideration at the Annual Meeting.
How many shares must be present to hold the Annual Meeting and what are the required votes to approve the proposals at the Annual Meeting?
Quorum Requirement: Michigan law and our bylaws (the "Bylaws") require that a quorum be present to allow any shareholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 28,364,895 shares of common stock will be required to establish a quorum.
Required Votes: Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present.

1.
Election of Directors. Each director nominee will be elected if that director nominee receives the affirmative vote of a majority of the votes cast. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. Abstentions and broker non-votes will have no effect on the election of directors because they will not be counted as votes cast. Cumulative voting is not permitted.

2.
Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions will have no effect on this proposal because they will not be counted as votes cast. We expect that this will be a routine matter, as described below, and therefore no broker non-votes are expected in connection with this proposal.

3.
Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation. Adoption of an advisory resolution approving the compensation of the named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast. While this vote is advisory, and therefore not binding on us, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

What is an abstention?
An "abstention" occurs when the beneficial owner of shares or a nominee holding shares for a beneficial owner is present, in person or by proxy, and entitled to vote at the meeting, but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum.
What are broker non-votes?
A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to "non-routine" matters. Proposals 1 (election of directors) and 3 (advisory vote to approve named executive officer compensation) are considered non-routine matters, and Proposal 2 (ratification of independent registered public accounting firm) is considered a routine matter. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1 and 3. Broker non-votes will not be counted as votes cast, but will be considered present for the purpose of determining the presence of a quorum.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	2

How may I cast my vote?
If you are the shareholder of record:

You may vote at the Annual Meeting, whether conducted in person or by remote communication.
:
By Internet - You can vote via the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote via the Internet.

(
By Telephone - You can vote by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote by telephone.

*	By Mail - You can vote by completing, dating, signing and returning your proxy card.
If you submit a signed proxy card, the proxies identified on the proxy card will vote the shares in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares "FOR" the election of the director nominees named in this Proxy Statement, "FOR" Proposals 2 and 3, and in their discretion on any other matters that may come before the Annual Meeting.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on June 1, 2020. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your vote or proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.
If you own your shares in "street name," that is, through a brokerage account or in another nominee form: You are a beneficial owner but not a shareholder of record, and therefore must provide instructions to the bank, broker or nominee (collectively, "broker") as to how your shares held by them should be voted. Your broker will vote such shares in accordance with your instructions. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your broker. Please follow the directions that your broker provides. We urge you to promptly provide your broker with appropriate voting instructions so that your shares may be voted.
How may I revoke or change my vote?
If you are the shareholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1.	Personally voting your shares at the Annual Meeting;

2.	Re-voting your shares on the Internet or by telephone prior to June 2, 2020;

3.	Submitting, prior to June 2, 2020, a new executed proxy card bearing a date that is later than the date on your most recently submitted proxy card; or

4.	Delivering, prior to June 2, 2020, written notice to our Secretary stating that you are revoking your proxy.
If your shares are held in street name and you have instructed a broker to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker to change those voting instructions.
Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.
Who is paying for the costs of this proxy solicitation?
We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, or other electronic communication. We usually will reimburse brokers for their reasonable expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	3

Who will count the votes?
Our inspectors of election for the Annual Meeting, Katelyn Haas and Jan M. Klym, will receive and tabulate the votes.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
When will I know if the Annual Meeting will be in person or virtual?
We intend to hold our Annual Meeting in person. However, we are actively monitoring COVID-19 and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.flagstar.com/proxy for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
What happens if a nominee for director is unable to serve, new business is introduced or procedural matters are voted upon?
Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters in accordance with their discretion. As of the date of this Proxy Statement, we do not know of any other matters that are to come before the Annual Meeting. For more information on submitting matters to us, see Shareholder Proposals for the 2021 Annual Meeting herein.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.
Where do I find the voting results of the meeting?
We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is "householding" and how does it work?
We may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials and, if requested, one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or verbal request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Broadridge Financial Solutions, Inc., by calling 1-800-542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
If you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us. Registered shareholders may notify us by contacting Broadridge Financial Solutions at the above telephone number or address, or by sending a written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	4

What do I need for admission to the Annual Meeting?
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial shareholders as of the Record Date, individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to you gaining access to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present proof of identity for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or similar evidence of ownership as of the Record Date, as well as proof of identity. If you do not provide proof of identity or comply with the other procedures described above, you may not be provided access to the Annual Meeting or any adjournment or postponement thereof. For security reasons, if the Annual Meeting is held in person, you and your bags may be subject to search prior to admittance to the Annual Meeting. If the Annual Meeting is conducted by remote communication, instructions for access will be provided prior to the meeting date.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	5

MANAGEMENT'S ASSESSMENT OF 2019 PERFORMANCE
We provide commercial and consumer banking services and we are the 5th largest bank mortgage originator and the 6th largest sub-servicer of mortgage loans in the nation. We distinguish ourselves by crafting specialized solutions for our customers, local delivery, high quality customer service and competitive product pricing.
Our relationship-based business model leverages our full-service bank’s capabilities and our national mortgage platform to create and build financial solutions for our customers. At December 31, 2019, we operated 160 full service banking branches that offer a full set of banking products to consumer, commercial, and government customers. Our banking footprint spans throughout Michigan, Indiana, California, Wisconsin, Ohio and contiguous states.
We originate mortgages through a wholesale network of brokers and correspondents in all 50 states, and our own loan officers from 88 retail locations in 27 states and two call centers, which include our direct-to-consumer lending team. Flagstar is also a leading national servicer of mortgage loans and provides complementary ancillary offerings including MSR lending, servicing advance lending and recapture services.

At December 31, 2019:
$23.3	$2.2	5th	6th
Billion in Total Assets	Billion of Market Capitalization	Largest Bank Mortgage Originator	Largest Mortgage Sub-Servicer

2019 Shareholder Value Compared to Market
Flagstar
Russell 2000
S&P Small-Cap
NASDAQ Financial
NASDAQ Bank
50%
40%
30%
20%
10%
0%
45% INCREASE IN VALUE
HIGHEST AMONG MID-SIZE BANKS*
45%

Period: January 1, 2019 - December 31, 2019
Source: SNL Financial
*Mid-size banks include all U.S. banks with total assets between $10 billion and $100 billion
The year ended December 31, 2019 resulted in net income of $218 million, or $3.80 per diluted share, and adjusted net income of $199 million or $3.46 per diluted share, as compared to net income of $187 million, or $3.21 per diluted share, and adjusted net income of $176 million, or $3.02 per diluted share in 2018.
We marked another successful year in 2019, as we continued to grow and diversify our three businesses by focusing on investing in people and relationships, adding high-quality interest earnings assets, and maintaining our

Flagstar Bancorp, Inc. | 2020 Proxy Statement	6

disciplined approach in mortgage. The result was reflected in our share price performance which increased 45 percent, the best performance in 2019 of any bank with $10 billion to $100 billion in assets. Early in 2019, we also initiated a dividend program and repurchased $50 million of our shares. We were positioned to take those actions based on our performance in prior years. We continued to show strong results in 2019 as demonstrated by the following accomplishments:

•
Average interest-earning assets increased $2.3 billion during the year, with broad based growth in both our commercial and consumer loan portfolios, which increased $1.7 billion and $0.9 billion, respectively.

•
Growth in our spread income has helped to transform Flagstar from a bank historically dependent on cyclical fee income from the mortgage business to one where our diversified revenue streams position us to perform well in many interest rate environments.

•
Deposit growth was strong in 2019, with average deposits increasing by $3.9 billion, largely due to the growth in deposits generated by our subservicing business and the full-year benefit of the 60 branches we acquired throughout 2018.

•
We ended the year servicing approximately 1.1 million loans, which generates consistent fee income for the bank. We also successfully integrated default servicing operation that we acquired at the beginning of the fourth quarter and now gives us full control over the life cycle of any loan.

•
Mortgage banking revenues increased $105 million or 44% to $341 million in 2019 versus $236 million in 2018, as our mortgage origination business was able to stay disciplined and take advantage of the lower interest rate environment during the year

Adjusted net income and adjusted diluted earnings per share. The Company believes that adjusted net income and adjusted diluted earnings per share provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provides useful information for investors, securities analysts and others because they provide a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

	Year Ended
	December 31, 2019	December 31, 2018
	(Dollars in millions)
Net income	$218	$187
DOJ impact, net of tax (1)	(20)	—
Adjustment to remove hedging gains, net of tax (2)	—	(24)
Adjustment to remove Wells Fargo acquisition-related costs, net of tax (3)	1	13
Adjusted net income	$199	$176

Weighted average diluted common shares	57,238,978	58,385,354
Diluted earnings per share	$3.80	$3.21
Adjusted diluted earnings per share	$3.46	$3.02
(1) An adjustment to the DOJ litigation settlement liability based on changes in the probability of potential ways we might be required to begin making DOJ liability payments and our estimates of the likelihood of these outcomes.
(2) Hedging gains reclassified from AOCI in conjunction with the payment of long-term FHLB advances.
(3) Acquisition-related expenses attributable to the Wells Fargo branch acquisition.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	7

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board is currently composed of nine directors, each with an elected term of one year. At the Annual Meeting, the terms of all of the current directors will expire. The Board has nominated the nine existing directors to serve for a new one-year term ending at the 2021 Annual Meeting of shareholders or until their respective successors, if any, are duly elected and qualified.
If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of a substitute for that nominee as the Board may recommend. Alternatively, the Board may operate with a vacancy or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee would be unable to serve.
The Board is a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. The nominees bring leadership and other experiences including risk assessment, corporate strategy, public company financial reporting, technology management and leadership development, many from senior leadership roles at a variety of large companies. Several of the director nominees have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends, corporate governance practices and needs of companies of our size. The biographies that follow describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to nominate such individual nominees for election to the Board as directors.
THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED BELOW.
The following table sets forth each nominee's name and age as of the Record Date and the year he or she first became a director. Each of the nominees listed below has consented to serve if elected.
Director Nominees

Name	Age as of the Record Date	Year First Elected Director	Independent
Alessandro P. DiNello	65	2013
Jay J. Hansen	56	2005	✓
John D. Lewis	71	2013	✓
David J. Matlin	58	2009		(1)
Bruce E. Nyberg	74	2015	✓
James A. Ovenden	57	2010	✓
Peter Schoels	46	2013		(1)
David L. Treadwell	65	2009	✓
Jennifer R. Whip	59	2017	✓

(1)
Messrs. Matlin and Schoels were designated as nominees by MP Thrift Investments L.P. and its affiliates ("MP Thrift") pursuant to Section 4.1(c) of the Investment Agreement between us and MP Thrift Investments L.P. dated as of December 17, 2008 (the "Investment Agreement"). Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate as nominees a number of directors to serve on the Board in proportion to their ownership percentage, until such time as they are no longer at least a 10 percent beneficial owner. As of the Record Date, MP Thrift beneficially owned 36.3 percent of our common stock and therefore is entitled to designate three directors to the Board.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	8

The business experience, board service, qualifications and affiliations of our director nominees are set forth below.

Skills and Experience of our Director Nominees (Excluding our CEO)									Total
Banking and Financial Services Industry Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Digital, Technology and Cybersecurity Leadership and understanding of technology, digital platforms and cyber risk	Ä	Ä							2
Public Accounting and Financial Reporting Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	Ä	Ä	Ä	Ä	Ä	Ä	Ä		7
Human Capital Management and Compensation Understanding executive compensation issues, succession planning, talent management and development	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Public Company Governance Experience serving as a director on a public company board and/or experience with public company governance issues, policies and best practices	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Regulated Industries and Regulatory Issues Experience with regulated businesses, regulatory requirements and relationships with federal and state agencies	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Risk Management and Compliance Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Executive Management Experience as chief executive officer or other senior executive at a public company	Ä	Ä	Ä	Ä	Ä	Ä			6
Strategic Planning Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	Ä	Ä	Ä	Ä	Ä	Ä	Ä	Ä	8
Technology Executive Executive level experience with direct oversight and expertise in technology, digital platforms and cyber risk	Ä								1

Alessandro P. DiNello
Age: 65
Mr. DiNello serves as President and Chief Executive Officer of the Company and Bank and his summary biography is included in the Executive Officers section of this Proxy Statement. Mr. DiNello's 40 years of experience with the Company and the Bank in a variety of operational and management roles and as an executive in the Michigan banking industry provides valuable leadership experience and industry knowledge to the Board. Moreover, Mr. DiNello's day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company and Bank-specific experience and expertise. Mr. DiNello is also a member of the board of directors of the Business Leaders of Michigan, Chair of the Mid-Size Bank Coalition of America, founding member of the Detroit Sports Organizing Commission, member of a number of Detroit based nonprofit boards, and member of the National Board of Trustees of the Crohn’s and Colitis Foundation of America and has served on advisory boards of both Fannie Mae and Freddie Mac and the Board of Directors of the Michigan Bankers Association.

Director since 2013
Board Committees:
- Executive Committee

Flagstar Bancorp, Inc. | 2020 Proxy Statement	9

Jay J. Hansen
Age: 56
Mr. Hansen is co-founder, President, and Managing Partner of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire majority interests in small and middle market manufacturing, niche distribution, and select service and technology businesses. Prior to forming O2 Investment Partners in 2010, Mr. Hansen provided consulting services to financial and manufacturing concerns. From 2002 to 2006, Mr. Hansen served in various capacities as an officer of Noble International Ltd., a publicly traded automotive supplier, including as Chief Financial Officer and Chief Operating Officer. Mr. Hansen's experience as principal financial officer of a public company provides the Board and the Audit Committee with valuable competence as a financial expert. In addition, Mr. Hansen's experience as a business operator and, more recently, a principal in a Michigan-based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen currently serves on the board of various private companies.

Director since 2005
Board Committees:
- Audit Committee (Chair)
- Nominating/Corporate Governance Committee

Past Public Directorships:
- Power Solutions International, Inc (2011-2017)

John D. Lewis
Age: 71
Mr. Lewis was previously Vice Chairman of Comerica Incorporated, the parent company of Comerica Bank ("Comerica"). During his 36-year tenure with Comerica, Mr. Lewis managed Small Business and Retail Banking divisions in California, Florida, Michigan and Texas, and oversaw the nationwide mortgage and consumer lending operations for all of Comerica's subsidiaries through a distribution system of more than 300 banking offices. Mr. Lewis' responsibilities included building and expanding Comerica's presence in California, Florida, Michigan and Texas. Mr. Lewis also gained extensive experience managing various staff divisions with Comerica, including Human Resources, Marketing and Product Management, Corporate Communications, Compliance, Government Relations, Public Affairs and Quality Process. Mr. Lewis served as a director of Comerica, and as a member of Comerica's Management Policy Committee and Management Council. Following his retirement from Comerica in 2006, Mr. Lewis joined Donnelly Penman & Partners, a Grosse Pointe, Michigan, investment banking firm that provides services to the community banking and manufacturing sectors. He served as a Managing Director of the firm until early 2015 and until December 2018, he headed the investment committee and served as an advisory board member of Donnelly Penman Capital, LLC, which invested in small community start-up banks throughout the United States. Mr. Lewis currently serves on various community, academic and non-profit boards. Mr. Lewis' extensive operational and management experience in the financial services industry provides the Board with expertise on matters related to financial institution management, staffing and interaction with the Company's regulators.

Director since 2013
Board Committees:
- Compensation Committee
- Executive Committee (Chair)

- Nominating/Corporate Governance Committee

David J. Matlin
Age: 58
Mr. Matlin is the Chief Executive Officer of MP Global Advisers, which he co-founded in July 2002. Prior to forming MP Global Advisers, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P. Mr. Matlin's background in distressed companies and his experience serving on several public company boards brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder. Mr. Matlin also serves on the board of several private companies. Mr. Matlin was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

Director since 2009

Other Current Public Directorships:

- U.S. Well Services, Inc. formerly Matlin & Partners Acquisition Corporation (2017)

Past Public Directorships:
- CalAtlantic Group, Inc. formerly Standard Pacific Corp. (2008-2018)

Flagstar Bancorp, Inc. | 2020 Proxy Statement	10

Bruce E. Nyberg
Age: 74
Mr. Nyberg previously worked for the Bank from March 2014 to March 2015, overseeing the day-to-day operations of community banking. He also spearheaded the Bank's efforts to build a framework for a corporate quality initiative. Mr. Nyberg has extensive management experience in the financial services industry. From 2001 to 2007, Mr. Nyberg was Regional President-East Michigan for Huntington Bancshares Incorporated. Prior to that time, he served in several management roles for NBD Bancorp, whose operations were subsequently integrated into those of J.P. Morgan Chase. Mr. Nyberg serves on the board of several community and academic organizations. Mr. Nyberg's broad experience in banking, including commercial lending, marketing, retail banking, capital markets, business development, information technology and customer service, provides valuable operational insight for the Board.

Director since 2015
Board Committees:
- Compensation Committee
- Executive Committee
- Risk Committee
- Technology Committee

James A. Ovenden
Age: 57
Mr. Ovenden is the President and Chief Executive Officer of Purpose Financial, Inc., a consumer financial services company that became the parent of Advance America, Cash Advance Centers, Inc., and other affiliated entities on February 3, 2020. He previously served as President and was a member of the Board of Directors of Advance America, a leading provider of non-bank cash advance services throughout the U.S, since June 2017, and assumed the role of Chief Executive Officer in December 2018. From May 2011 to January 2016, he served as Advance America’s Chief Financial Officer. He has also been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden served as the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment, from 2009 to 2010. Mr. Ovenden serves on the board of an additional private company. Mr. Ovenden's experience and expertise in other public companies' financial and audit programs and policies provide the Board with invaluable expertise in these areas.

Director since 2010
Board Committees:
- Audit Committee
- Compensation Committee (Chair)

- Executive Committee
- Technology Committee (Chair)

Peter Schoels
Age: 46
Mr. Schoels has served as Managing Partner of MP Global Advisers since 2009 and has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift's investment in Flagstar. Mr. Schoels' background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major shareholder and seasoned investor that has intimate knowledge of our business and operations and with additional leadership and risk assessment skills. Mr. Schoels was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

Director since 2013
Board Committees:
- Risk Committee

Past Public Directorships:
- CalAtlantic Group, Inc. formerly Standard Pacific Corp. (2008-2018)

- Matlin & Partners Acquisition Corporation (2017-2018)

Flagstar Bancorp, Inc. | 2020 Proxy Statement	11

David L. Treadwell
Age: 65
Mr. Treadwell was the President and Chief Executive Officer of EP Management Corporation, formerly known as EaglePicher Corporation, a diversified industrial products company, from August 2006 until its sale in August 2011. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides relevant insight and guidance on issues of corporate strategy and risk management, particularly as to his understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also serves on the board of several private companies.

Director since 2009
Board Committees:
- Audit Committee
- Nominating/Corporate Governance Committee (Chair)

- Risk Committee (Chair)

Other Current Public Directorships:
- U.S. Well Services, Inc. formerly Matlin & Partners Acquisition Corporation (2017)

- Visteon Corporation (2012)
Past Public Directorships
- Fairpoint Communications, Inc. (2011-2017)

Jennifer R. Whip
Age: 59
Ms. Whip is a Principal with Cambridge One, LLC, which helps banks and mortgage lenders increase revenues, control costs, and better manage risks. She provided similar services while affiliated with Garrett McAuley & Co., from April 2016 to January 2017. From April 1990 to April 2016, she served in various leadership roles at Fannie Mae. Most recently, she was the lead executive responsible for driving the diversification and growth of its single-family business and expanding its offering of new products and tools to help its clients be successful. Ms. Whip was a founding member of the Fannie Mae Diversity Advisory Council and has served in advisory and volunteer roles to promote diversity and inclusion. Ms. Whip holds the Certified Mortgage Banker (CMB) designation, an industry standard of professional success. As a respected expert in home lending, Ms. Whip’s broad experience in housing finance, strategic initiatives and risk management brings varied perspective and complements the board’s oversight over these principal areas of our business. Ms. Whip also serves on the board of two private companies and one community organization.

Director since 2017
Board Committees:
- Audit Committee
- Risk Committee
- Technology Committee

Flagstar Bancorp, Inc. | 2020 Proxy Statement	12

CORPORATE GOVERNANCE
The Corporate Governance Guidelines are reviewed and assessed for adequacy annually by the Nominating/Corporate Governance Committee and were most recently updated on October 16, 2019. You may obtain the Corporate Governance Guidelines and the charters of each of the Board's committees on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.
Independence
The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions, if any, during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under Certain Transactions and Business Relationships. The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.
Based on its review, the Board has affirmatively determined that directors Jay J. Hansen, John D. Lewis, Bruce E. Nyberg, James A. Ovenden, David L. Treadwell and Jennifer R. Whip are independent. In determining that Messrs. Hansen, Lewis, Nyberg, Ovenden and Treadwell and Ms. Whip are independent under the applicable independence standards, the Board considered all ordinary course loan and other business transactions between the directors and the Company. Therefore, a majority (67%) of the Board is independent as of the Record Date.
The Audit Committee of our Board is comprised of the following four members: Jay J. Hansen, James A. Ovenden, David L. Treadwell and Jennifer R. Whip, each of whom is independent as that term is defined by Section 303A.02 of the New York Stock Exchange ("NYSE") Listed Company Manual ("NYSE Manual") and the charter of the Audit Committee, which complies with both the NYSE independence standards for audit committees and the requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of Messrs. Hansen, Ovenden or Treadwell or Ms. Whip has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.
Entering 2019, a majority, but not all, of the members of our Compensation Committee and Nominating/Corporate Governance Committee were independent, as we transitioned from a controlled company in accordance with the NYSE Manual. On May 21, 2019, changes in composition of the Compensation Committee and the Nominating/Corporate Governance Committee were made by the Board of Directors to attain full independence in those committees.
Board and Committees
During the year ended December 31, 2019, the Board met nine times. All directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board during 2019; and (ii) the total number of meetings held by all committees of the Board on which that director served. Throughout 2019, the Board had five standing committees: the Audit Committee, Compensation Committee, Executive Committee, Nominating/Corporate Governance Committee, and Risk Committee. On July 16, 2019, the Bank established a Technology Committee. The charters for the standing committees can be found on the Company's website at www.flagstar.com. Each of these committees and their primary responsibilities are described below in more detail.
The Board desires that directors attend all Board meetings. Notwithstanding, the Board expects that each director will attend at least 75 percent of all Board meetings and meetings of committees on which they serve.
While we do not have a policy regarding director attendance at the Annual Meeting of Shareholders, we encourage directors to attend every Annual Meeting. All of our directors attended the 2019 Annual Meeting.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	13

The table below shows current membership for each of the Board standing committees.

	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Risk Committee	Technology Committee (1)
John D. Lewis Chairman of the Board of Directors		Ä	Ä*	Ä
Alessandro P. DiNello			Ä
Jay J. Hansen	Ä*			Ä
David J. Matlin
Bruce E. Nyberg		Ä	Ä		Ä	Ä
James A. Ovenden	Ä	Ä*	Ä			Ä*
Peter Schoels					Ä
David L. Treadwell	Ä			Ä*	Ä*
Jennifer R. Whip	Ä				Ä	Ä
Number of Meetings in 2019	13	6	4	2	8	2
*Committee Chair
(1) Committee of the Bank's Board of Directors
Audit Committee
The Board has determined that Messrs. Hansen and Ovenden each qualify as an "Audit Committee Financial Expert" as defined by the rules and regulations of the SEC. Further, the Board certified that Mr. Treadwell and Ms. Whip are financially literate and have accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE.
The Audit Committee is charged with assisting the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal controls, the audit process, the Company's process for monitoring compliance with laws and regulations and the Company’s Code of Ethics and Conduct, policies, procedures and guidelines thereunder. The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank in conjunction with the Bank's audit committee, including approval of the annual internal audit plan and evaluation of the performance of the chief audit officer. The Audit Committee oversees the regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews significant accounting and reporting matters, and reviews management's reports on cases of financial misconduct by employees, officers or directors.
The Audit Committee is responsible for engaging and monitoring the independence of our independent registered public accounting firm and oversight of the work of our independent registered public accounting firm for the purpose of preparing and issuing an audit report or related work or performing other audit, review or attest services for us. The Audit Committee is empowered to pre-approve all auditing and permitted non-audit services provided by the independent registered public accounting firm and any other registered public accounting firm engaged to assist and/or supplement the internal auditors. The Audit Committee is also empowered to retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation.
Compensation Committee
Our Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive and non-executive director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates performance in light of such criteria and objectives, and has historically determined compensation of the Chief Executive Officer based on such respective evaluations and made compensation recommendations to the Board related to other executive officers. The Compensation Committee approves the compensation of the Chief Executive Officer and all the other executive vice presidents, reviews employee benefit plans, reviews and establishes the peer group to be utilized in benchmarking compensation, and serves as the administrator of the Company's 2016 Stock Plan.
The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy the criteria for membership on the Compensation Committee, including independence, but has not done so.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	14

The Compensation Committee frequently requests that management assist in evaluating employee performance, recommend factors and targets for incentive compensation, recommend compensation levels and forms of awards, and provide information with respect to strategic objectives and the current market environment.
Executive Committee
The Executive Committee has all the powers of the Board as allowed by applicable law or our Bylaws, except to the extent another Committee has been accorded authority over specific matters. The Executive Committee may meet to exercise such powers during intervals between regular meetings of the Board.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our shareholders, reviewing and assessing the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines (which may be found on our website under the investor relations section at www.flagstar.com) and overseeing the annual evaluation of the Board and its Committees.
The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board's determination to expand the size of the Board. This initial determination is based on information provided to the committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, skills, judgment, independence, diversity, and outside commitments.
The general criteria for nomination to the Board include:

•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our shareholders and other constituencies;

•	Reputations, both personal and professional, consistent with our culture, image and reputation;

•	Relevant experience, expertise and ability to add value and offer advice and guidance to our Chief Executive Officer;

•	Current knowledge and contacts in our industry and industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment;

•	Diversity of background, skill, education and experience, as against the existing members of, or nominees to, the Board; and

•	Diversity in the form of personal attributes, such as age, gender, race, ethnicity and family status.
The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the Board and the needs of our business. In addition, the Board believes that diverse views are further enhanced, when possible, by including qualified members with varied personal attributes, such as age, gender, race, ethnicity and family status.
Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the evolving needs of the business and the skills, experience and diversity of its members, with the intention that the Board will be periodically "renewed" as certain directors rotate off and new directors are recruited. The Board's commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. Our current Board reflects this commitment, as it consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.
In considering the current director nominees, the Nominating/Corporate Governance Committee did not use third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles of Incorporation and Bylaws. The Nominating/Corporate Governance Committee and Board also consider director nominees proposed by shareholders of the Company. See Corporate Governance - Shareholder Nominations.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	15

Risk Committee
The Risk Committee serves the purpose of monitoring and overseeing risk in the following categories of our business: strategic, reputational, credit, interest rate, liquidity, price, operational and compliance. The Risk Committee oversees the process by which risk-based capital requirements are determined and is responsible for promoting a culture that encourages ethical conduct and compliance with applicable rules and standards. In addition, the Risk Committee approves the appointment and removal of the Chief Risk Officer, provides feedback on the Chief Risk Officer's performance, reviews and approves the Company's significant risk assessments and risk management policies and oversees risk-related issues raised by regulatory agencies.
Technology Committee
The Technology Committee was established on July 16, 2019, by the Bank’s Board of Directors. The role of the Technology Committee is to assist in fulfilling oversight responsibilities with respect to the overall role of technology in executing the business strategy of the Bank. This includes recommendations to the Board regarding major technology investment, technology strategy, operational performance, technology trends, technology planning, investments and expenditures.
Executive Sessions of Non-Employee Directors
All non-employee directors meet in executive session at least four times per year. Neither members of management nor other employees may attend or participate in such executive sessions. The Chairman of the Board leads the executive sessions.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer are separate. The Board believes that the separation of the positions strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate, the Board believes that this is the appropriate leadership structure for us at this time. The Board will continue to evaluate this structure from time to time.
The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively and may make future changes it deems appropriate.
Risk Management
The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, and the associated risks. Our Compensation Committee is responsible for overseeing the management of risk relating to our executive compensation plans and arrangements led by our Chief Risk Officer. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Risk Committee is responsible for monitoring and overseeing risk in the following risk categories of our business: strategic, reputational, credit, interest rate, liquidity, operational, and compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board is regularly informed about such risks through committee reports.
Director Compensation
Our general policy is to provide non-employee directors with compensation commensurate with our peers in order to attract and retain qualified non-employee directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin and Peter Schoels each waived receipt of compensation for serving on the Board or its committees.
The Compensation Committee is responsible for reviewing and recommending compensation and benefits for non-employee directors as reflected in the Committee charter. Director compensation went unchanged for 2018 and

Flagstar Bancorp, Inc. | 2020 Proxy Statement	16

2019 and the compensation structure for directors remained as follows.

Position	Equity Retainer (subject to one-year vesting)	Cash Retainer
Chairman of the Board (non-employee)	$200,000	$200,000
Directors (non-employee)	110,000	97,000

Committee Cash Retainers	Member	Chair
Audit	$20,000	$32,500
Compensation	5,000	15,000
Nominating/Corporate Governance	5,000	15,000
Risk	6,000	16,000
In October 2019, the Compensation Committee conducted a market review for director compensation against our peer group to ensure that directors were fairly compensated. The results recommended increases of $2,500 to retainers for the chairs of the Audit and Risk Committees to bring them to the peer median and recommended retainers for the Executive Committee and Technology Committee. The changes, which became effective for the 2020 calendar year, are included in the chart below.

Position	Equity Retainer (subject to one-year vesting)	Cash Retainer
Chairman of the Board (non-employee)	$200,000	$200,000
Directors (non-employee)	110,000	97,000

Committee Cash Retainers	Member	Chair
Audit	$20,000	$35,000
Compensation	5,000	15,000
Executive	5,000	5,000
Nominating/Corporate Governance	5,000	15,000
Risk	6,000	18,500
Technology	5,000	15,000
We also reimburse reasonable travel expenses, including accommodations, for non-employee directors from out of town who attend meetings of the Board or its committees.
The table below details the compensation earned by our non-employee directors in 2019.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
John D. Lewis (2)	$216,671	$200,006	$416,677
Jay J. Hansen	132,000	110,013	242,013
David J. Matlin (3)	—	—	—
Bruce E. Nyberg	105,500	110,013	215,513
James A. Ovenden	127,000	110,013	237,013
Peter Schoels (3)	—	—	—
David L. Treadwell	143,000	110,013	253,013
Jennifer R. Whip	123,000	110,013	233,013

(1)
The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company's audited consolidated financial statements for the year ended December 31, 2019 included in Form 10-K filed with the SEC on February 28, 2020 for a discussion of the relevant assumptions used in calculating these amounts. Each restricted stock grant had a fair value of $28.56 per share at the grant date and fully vested on January 15, 2020. Mr. Lewis was awarded 7,003 shares; Mr. Hansen, Mr. Nyberg, Mr. Ovenden, Mr. Treadwell and Ms. Whip were each awarded 3,852 shares.

(2)
During 2019 and prior, Mr. Lewis’s cash compensation was paid monthly in arrears. Mr. Lewis’s December 2019 monthly cash compensation was paid in December 2019 instead of January 2020, resulting in thirteen monthly payments in 2019. Beginning January 1, 2020, Mr. Lewis will receive cash compensation quarterly in advance, consistent with the other directors.

(3)	Messrs. Matlin and Schoels waived the receipt of compensation for serving on the Board or its committees.
From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, major litigation oversight and like matters involving substantially greater commitments of time from the

Flagstar Bancorp, Inc. | 2020 Proxy Statement	17

directors. In such circumstances, the directors engaged in such efforts may receive additional fees. Fees related to special director services may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the Compensation Committee and Board deem appropriate. In 2019, our directors did not receive additional compensation for special director services.
Code of Ethics and Conduct
The Board has adopted a Code of Ethics and Conduct (the "Code of Conduct") that applies to actions of our employees, officers and directors, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. The Code of Conduct was updated in July 2018, and is reviewed at least annually by the Nominating/Corporate Governance Committee to ensure alignment with the organization's culture of compliance. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com or is available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.
Shareholder Nominations
While the Nominating/Corporate Governance Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees. Shareholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in the section of this Proxy Statement titled Shareholder Proposals for the 2021 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by shareholders in the same manner as all other candidates, as set forth above in Corporate Governance.
All shareholder nominations for new directors must be in writing and must set forth the following as to each director candidate recommended: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. Certain information as to the shareholder nominating the nominee for director must be included, such as the name and address of the shareholder and the number of shares of common stock which are beneficially owned by the shareholder. The shareholder also must promptly provide any other information requested by us.
Director and Executive Officer Stock Ownership Guidelines
Stock ownership requirements for our Directors and Executive Officers are included in our Corporate Governance Guidelines and are summarized in the table below.

Position	Minimum Equity Required to Base Salary Ratio (1)(2)	Time Period to Achieve Minimum Equity Level
Chief Executive Officer	5 to 1	Within five years of assuming the CEO role
Chief Operating Officer	3 to 1	Within five years of assuming the COO role
Director	3 to 1	Within five years of the date they began serving as a Director
Executive Vice President	2 to 1	Within seven years of assuming the EVP role

(1)	For our Directors, the comparable metric is base cash retainer.

(2)
Stock ownership includes shares of the Company's common stock held outright, in the Flagstar 401(k) Plan, by a spouse or by a trust that benefits the Director, executive or that person's spouse. It also includes unvested equity awards.

Communications with the Board or the Chairman
Individuals who have an interest in communicating directly with a director or the Board may do so by directing the communication to the "Board of Directors — [name of individual director]," "Board of Directors," or "Chairman," respectively. Following each meeting of the non-employee directors, the Chairman determines whether any

Flagstar Bancorp, Inc. | 2020 Proxy Statement	18

communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.
Succession Plan
Pursuant to the Corporate Governance Guidelines, succession planning is reviewed by the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.
Majority Voting
In an uncontested election of directors, each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast. Therefore, a director nominee will be elected only if the number of shares voted "for" such director nominee exceeds the number of shares voted "against" that director nominee.
Annual Evaluation
The Board has partnered with a service provider to facilitate a process for the directors to provide input in an annual performance evaluation of the Board and its committees. Responses are compiled and reviewed by the Board and its committees to determine areas for efficiency improvements and identification of matters that may need to be addressed.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock, as of the Record Date, by all of our 5% or More Shareholders, all of our Non-Employee Directors, all of our Named Executive Officers ("NEOs"), and our Directors and Executive Officers as a group. A total of 56,729,789 shares of common stock were issued and outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
5% or More Shareholders:
MP Thrift Investments L.P. (2)	20,600,352	36.3
BlackRock, Inc. (3)	5,357,973	9.4
Dimensional Fund Advisors LP (4)	4,609,869	8.1
The Vanguard Group, Inc. (5)	3,561,789	6.3
Non-Employee Directors:
David J. Matlin (6)	20,600,352	36.3
Peter Schoels (7)	20,600,352	36.3
John D. Lewis	98,312	*
James A. Ovenden (8)	37,031	*
Jay J. Hansen	29,918	*
David L. Treadwell	29,031	*
Bruce E. Nyberg (9)	18,892	*
Jennifer R. Whip (10)	10,143	*
NEOs:
Alessandro P. DiNello (11)	291,643	*
Lee M. Smith (12)	163,341	*
James K. Ciroli (13)	30,441	*
Stephen V. Figliuolo (14)	29,508	*
Kristy Fercho	4,668	*
All Directors and Executive Officers as a group (14 persons)	21,360,249	37.7
* Less than 1 percent

(1)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(2)
Based solely on a Schedule 13D/A filed with the SEC on November 8, 2019, which reports beneficial ownership of shares of our common stock over which they have shared voting and dispositive power. MP Thrift Investments L.P. is located at c/o Matlin Patterson Global Advisers LLC, 70 East 55th Street, 9th Floor, New York, New York 10022.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 5, 2020. BlackRock, Inc. is located at 55 East 52nd Street, New York, New York 10055.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. Dimensional Funds Advisors LP is located at Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Mr. Matlin's exact pecuniary interest in shares held by MP Thrift is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his individual pecuniary interest therein. Please see footnote (2) above for further information with respect to the holdings of MP Thrift Investments, L.P.

(7)
Mr. Schoels does not have voting or dispositive power over shares held by MP Thrift, but he may be deemed to have an indirect pecuniary interest in such shares. Mr. Schoels' exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his pecuniary interest therein.

(8)	Mr. Ovenden holds 500 shares in a simplified employee pension individual retirement arrangement, and the remaining shares are held jointly with his spouse.

(9)	Includes 100 shares held in a trust of which Mr. Nyberg is the trustee and beneficiary.

(10)	Ms. Whip holds these shares jointly with her spouse.

(11)
This amount includes 245,049 shares held in a trust of which Mr. DiNello is the trustee and beneficiary; 14,994 shares held indirectly in the Flagstar Bank 401(k) Plan; 17,000 shares held indirectly in a Charitable Remainder Unit Trust and are disclaimed by Mr. DiNello except to the extent of his and his spouse's pecuniary interest therein; 13,120 shares held indirectly in trusts for the benefit of minor grandchildren of which Mr. DiNello’s spouse is a co-trustee and are disclaimed by Mr. DiNello; 1,274 shares held indirectly in an individual retirement account; and 206 shares held indirectly in Mr. DiNello's spouse's trust.

(12)	Includes 4,065 restricted stock units (RSUs) that are scheduled to vest on May 23, 2020.

(13)
Includes 7,000 shares that Mr. Ciroli holds in individual retirement accounts, 1,004 shares owned jointly with his spouse, 3,036 shares held directly in the Flagstar Employee Stock Purchase Plan ("ESPP"); and 1,742 RSUs that are scheduled to vest on May 23, 2020.

(14)	Includes 2,641 shares held directly in the ESPP; and 1,548 RSUs that are scheduled to vest on May 23, 2020.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	20

Anti-Hedging Policy
In accordance with our Insider Trading Policy, directors and all Company and Bank employees are prohibited from engaging in the hedging of Flagstar common stock through "short sales" or trading any derivative securities tied to the value of Flagstar securities, including but not limited to puts, calls, equity collars, forward purchase or sale transactions, swaps and single stock futures.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. On March 22, 2019, one late Form 4 was filed on behalf of each of Messrs. DiNello and Smith relating to awards of RSUs. Other than the foregoing, based solely on our review of electronically filed reports and any written representations from certain reporting persons, we believe such persons were in compliance with Section 16(a) from January 1, 2019 through December 31, 2019.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
We and our subsidiaries regularly monitor transactions with our directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Ethics and Conduct that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of us and our subsidiaries.
We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. Each of the following business transactions conformed to the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.
James A. Ovenden is a member of our Board and the Board of Flagstar Bank, FSB. He also serves on the Board of American Credit Acceptance, LLC, a sub-prime auto finance company (“ACA”). In July 2018, ACA formed ACA Spartan SPE VIII, a wholly owned bankruptcy remote special purpose entity (SPE). In January 2019, the Bank entered into a warehouse facility agreement with ACA Spartan SPE VIII with a commitment of up to $50 million. The transaction was reviewed and approved in the ordinary course of business and made substantially on the same terms and conditions as comparable warehouse facility agreements with entities that have no relation to us, and does not involve more than normal risk of collectability or include other unfavorable features. As of December 31, 2019, the outstanding balance of the loan was $12,576,779. During January 2020, the warehouse facility was reviewed and renewed in accordance with the Bank’s applicable policies and processes governing the relationship.
David L. Treadwell is a member of our Board. He was also an investor in, and served as the Chairman of the Board of Managers of Grow Michigan LLC, a $60 million public welfare loan fund. In July 2014, the Bank’s Audit Committee and Board of Directors reviewed and authorized a Community Reinvestment Act-qualified investment in Grow Michigan of up to $5 million. The Bank entered into an Operating Agreement for a maximum funding commitment of $2.5 million. As of December 31, 2018, the Bank had disbursed $2,135,916 to Grow Michigan, and no additional funds were disbursed in 2019. In November 2019, Mr. Treadwell advised that he was no longer affiliated with Grow Michigan LLC.
In addition to the transactions listed above, certain directors and executive officers of us and our subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collection nor presented other unfavorable features.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	21

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, appointed PricewaterhouseCoopers LLP ("PwC") to serve as our independent registered public accounting firm for 2020.
Selection of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will consider whether to retain PwC. After doing so, it may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment of PwC, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.
Required Vote and Board Recommendation
The selection of our independent registered public accounting firm will be ratified if a majority of the votes cast on this proposal are voted in favor of ratification.
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company has engaged PwC as our independent registered public accounting firm for the years ended December 31, 2019 and 2018. The following table presents fees for professional audit services rendered by PwC for the years ended December 31, 2019 and 2018 and fees billed for other services rendered during those periods. No tax fees were billed for the years ending December 31, 2019 and 2018.

PricewaterhouseCoopers	2019	2018
Audit fees (1)	$3,266,700	$3,533,071
Audit related fees (2)	751,750	830,559
All other fees (3)	95,000	2,754
Total fees paid	4,113,450	4,366,384

(1)	These fees consisted primarily of the audit of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements.

(2)
Audit related fees generally include fees for assurance and related services. These fees are for professional services related to the annual HUD servicing compliance audit, agreed upon procedures related to private label RMBS securitizations, comfort letter procedures, consents related to SEC filings and other attestation services.

(3)	Includes services not applicable to the first two categories.
The Audit Committee has concluded that the provision of services covered under the caption "All Other Fees" is compatible with PwC maintaining its independence. None of the hours expended on PwC's engagement to audit the consolidated financial statements for the years ended December 31, 2019 and 2018, were attributable to work performed by persons other than PwC's employees.
The Audit Committee utilizes the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the "Pre-Approval Policy"), which requires the committee to pre-approve audit and other services performed by the independent registered public accounting firm and confirm that such services do not impair the independent registered public accounting firms' independence. In 2019, all of the fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee.
A representative of PwC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	22

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accounting firm, PricewaterhouseCoopers, LLP ("PwC"). The Audit Committee also discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities and Exchange Commission.
In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC any relationships that may impact the independent registered public accounting firms' objectivity and independence.
Based upon the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Jay J. Hansen, Chairman
James A. Ovenden
David L. Treadwell
Jennifer R. Whip

Flagstar Bancorp, Inc. | 2020 Proxy Statement	23

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we request that our shareholders cast a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”) identified in the section titled Compensation Discussion and Analysis. Every six years, we must allow our shareholders to indicate the frequency of future non-binding, advisory votes to approve the compensation of our NEOs. At our 2019 Annual Meeting of Shareholders, our shareholders voted in favor of advisory approval of NEO compensation on an annual basis.
Our focus is to provide a compensation program that contributes to our strong pay for performance and long-term shareholder value orientation, supports our financial and strategic goals, complies with regulatory requirements, and discourages unnecessary and excessive risk-taking that could threaten our and our shareholder's interests. As we continue to develop and execute on our corporate strategies, our objective is to achieve sustainable profits and growth with superior shareholder returns over the long term. In 2019, our NEOs made and effectively managed the execution of key business and strategic decisions that enhanced our financial and operational performance in a safe and sound manner.
Details concerning how we implement our compensation philosophy and structure our compensation programs are provided in the Compensation Discussion and Analysis. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and our performance. During 2019, we remained focused on aligning the interests of our NEOs with those of the Company, which reflects our pay-for-performance philosophy, offering competitive total compensation opportunities and rewarding financial results that drive shareholder value, as described in detail in the section titled Compensation Discussion and Analysis.
In light of the foregoing, we ask that shareholders vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in the Company's Proxy Statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
Required Vote and Board Recommendation
Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is advisory and not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.
THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	24

EXECUTIVE OFFICERS
Executive Officers as of the Record Date:

Name	Age	Position(s) Held
Alessandro P. DiNello	65	President and Chief Executive Officer
Lee M. Smith	45	Executive Vice President and Chief Operating Officer
James K. Ciroli	55	Executive Vice President and Chief Financial Officer
Kristy Fercho	53	Executive Vice President and President of Mortgage
Stephen V. Figliuolo	63	Executive Vice President and Chief Risk Officer
Patrick M. McGuirk	50	Executive Vice President and General Counsel
Alessandro P. DiNello was appointed President and Chief Executive Officer of the Company and the Bank on May 15, 2013. Prior to his appointment, he served as President and Chief Administrative Officer of the Bank. In that role starting December 18, 2012, Mr. DiNello was responsible for all banking operations at the Bank, including commercial banking, personal financial services and technology, and led the Bank's efforts to coordinate and ensure compliance with its regulatory agreements. Mr. DiNello served as Executive Vice President, Personal Financial Services from 2011 to December 2012. From 1995 to 2011, Mr. DiNello served as Executive Vice President and Head of Retail Banking. In that role, Mr. DiNello grew the bank branch network from five locations to 179 locations, all on a de novo basis. Prior to joining the Bank, Mr. DiNello served as President of Security Savings Bank ("Security"). Mr. DiNello began his employment with Security in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security, which in 1996 became Flagstar Bank, FSB. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979.
Lee M. Smith was appointed Executive Vice President of the Bank on May 15, 2013, and Chief Operating Officer on August 13, 2013. Prior to his appointment, Mr. Smith had been a Partner at MP (Thrift) Global Advisers III LLC, the investment adviser to the Company's largest shareholder, MP Thrift Investments L.P., for the previous two years. Prior to that, Mr. Smith was a Partner at MatlinPatterson Global Advisers LLC, the adviser to the MatlinPatterson family of private equity investments. Before joining MatlinPatterson in 2010, Mr. Smith was a Senior Director at Zolfo Cooper LLC in New York, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith was a Vice President in the national restructuring group at Ernst & Young, a professional services firm, in both New York and the United Kingdom. Mr. Smith is a member of the Institute of Chartered Accountants in England and Wales.
James K. Ciroli joined the Company as Executive Vice President on August 4, 2014, and was appointed Chief Financial Officer of the Bank and the Company in October 2014. Mr. Ciroli has responsibility for the Company’s Accounting, Financial Planning, Investor Relations, Secondary Marketing, Tax and Treasury operations. From 2009 to 2014, Mr. Ciroli was Senior Vice President, Corporate Controller and Principal Accounting Officer of First Niagara Financial Group, Inc., a $39 billion Buffalo, New York-based bank holding company. From 2002 to 2009, Mr. Ciroli was Senior Vice President and Assistant Controller of Huntington Bancshares Incorporated in Columbus, Ohio. Prior to Huntington, Mr. Ciroli held various positions of increasing responsibility at KeyCorp and Deloitte & Touche.
Kristy Fercho joined the Bank in September 2017 as Executive Vice President and President of Mortgage. In this capacity, she is responsible for the direction and oversight of all aspects of Flagstar’s mortgage business and its continued expansion. From January 2015 to June 2017, she was a Senior Vice President - Single Family with Fannie Mae responsible for the customer delivery strategy and business performance of all customers in the western U.S. delivering single-family home loans to the agency. Her experience in the mortgage industry covers mortgage originations, fulfillment, risk management, secondary marketing, servicing, and regulation, as she held various customer management roles with Fannie Mae since 2007. From May 2002 until April 2007, she was a Vice President of Human Resources with Fannie Mae. She currently serves as Vice Chair of the Mortgage Bankers Association and is a member of their board.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	25

Stephen V. Figliuolo joined the Company as Executive Vice President on June 23, 2014, and was appointed Chief Risk Officer of the Company and the Bank in September 2014. He is responsible for the governance and corporate oversight of the Company’s safety and soundness policies and practices. From 2005 to 2013, he was Executive Vice President and Chief Risk Officer of Citizens Republic Bank. Prior to that, Mr. Figliuolo held executive positions with Fleet Boston Financial-Summit Bank, First Union National Bank and Chase Manhattan Bank, where he developed expertise in regulatory compliance, process flow management and risk reduction through improved controls.
Patrick M. McGuirk was appointed as Executive Vice President and General Counsel in July 2015, with responsibility for all legal operations, records management and the corporate secretary function. From December 2014 to July 2015, he was the Company’s Deputy General Counsel for Litigation. From March 2010 to November 2014, he was Counsel to the Federal Deposit Insurance Corporation ("FDIC"), where he led investigations and litigation related to banks in FDIC receivership. Prior to his government service, he was Partner in the New York office of Sidley Austin LLP, representing financial institutions and other corporations in complex commercial litigation, with an emphasis on the defense of class action lawsuits alleging violations of the federal securities laws. Working in both private practice and for the federal government, he has nearly 25 years of banking and financial services-related legal experience and is licensed to practice law in New York, New Jersey and Michigan.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	26

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, philosophy and objectives. In this Proxy Statement, we have disclosed the compensation arrangements for our NEOs, which include our President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Risk Officer, and our Executive Vice President and President of Mortgage. The "Compensation Committee" or "Committee" mentioned in the discussion that follows refers to the Compensation Committee of the Board of Directors.
The CD&A includes the following key sections:

•	Compensation Process

•	Factors Affecting Compensation Decisions

•	Our Compensation Philosophy and Guiding Principles

•	Parties' Roles in the Compensation Process

•	Compensation Governance Leading Practices

•	2019 and 2020 Executive Compensation Decisions

•	Elements of 2019 and 2020 NEO Compensation

•	Risk Assessment

•	Claw Back Policy

•	Tax and Accounting Implications

•	Compensation Committee Report
Compensation Process
Factors Affecting Compensation Decisions
Regulatory Environment As a savings and loan holding company, our compensation practices are subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve ("Federal Reserve"), the FDIC and the Office of the Comptroller of the Currency. Regulatory oversight requires that we pay incentives that appropriately balance risk and reward, maintain effective controls and risk management related to our compensation practices and provide active and effective oversight, including oversight by our Board of Directors.
Advisory Votes on Compensation As required by the Dodd-Frank Act, we provide our shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs. At our 2019 Annual Meeting, our shareholders expressed their continued support of our executive compensation programs. Approximately 58 percent of our voting shareholders approved the non-binding advisory vote on the compensation of our NEOs for 2019. While we received broad support for our NEO compensation programs, it is our intent to continue to broaden that support. We believe the NEO compensation programs utilized in 2019 ensure that pay is aligned to Company performance and are reflective of market competitiveness while incentivizing long-term retention of our NEOs and creation of shareholder value.
Controlled Company We were no longer a controlled company as of June 14, 2018, and we modified the composition of our Compensation Committee and the Nominating/Corporate Governance Committee to consist fully of independent directors on May 21, 2019.
Our Compensation Philosophy and Guiding Principles
Subject to regulatory limitations, the Compensation Committee's decision making is guided by our compensation philosophy and its associated guiding principles. This philosophy is formed in the context of competitive and regulatory practices, and is evaluated by management and the Compensation Committee on an annual basis.
Our compensation philosophy and guiding principles are based primarily on the following objectives:

•	Offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed to continue to strengthen and grow Flagstar and maximize shareholder value.

•	Motivate our executives to achieve strategic goals, prudently and within acceptable risk tolerances, while driving financial performance and generating long term, sustainable shareholder value.

•	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.

•	Pay executives for performance tied to the Company’s financial results.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	27

•	Align total compensation opportunity with shareholder interests.
Parties’ Roles in the Compensation Process
Role of the Compensation Committee The Compensation Committee meets regularly to evaluate our compensation policies, practices and program design in light of our strategic and financial objectives, performance outcomes, regulatory constraints and executive compensation practices to ensure the thoughtful design of our compensation programs. In 2019, the Compensation Committee met formally on six occasions.
The Compensation Committee is responsible for the following items:

•
Establish key compensation principles within our executive compensation philosophy as well as the specific policies that govern executive compensation practices including recommending to the Board the components and structure of each element of executive compensation.

•	Review and approve criteria and objectives relevant to the compensation of the Chief Executive Officer.

•	Evaluate the performance of the Chief Executive Officer based on approved criteria and objectives.

•	Determine and recommend to the Board for its approval the compensation of the Chief Executive Officer based on evaluation.

•	Consider the perspectives of the Chief Executive Officer on the performance and compensation recommendations for each NEO (other than the CEO).

•	Based on the evaluations, approve the compensation for each Executive Officer and recommend equity awards for the NEOs for approval by the Board.
The Compensation Committee considers Company performance against stated goals, individual performance against stated goals, changes in duties and responsibilities, prevailing economic conditions, comparable salary practices of companies within our peer group, the recommendation of the Chief Executive Officer (in the case of the NEOs other than the CEO), and any other factors the Committee deems relevant when determining compensation.
The Compensation Committee serves as the administrator of the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan ("2016 Stock Plan"). This includes providing advice and recommendations to the Board, as necessary or appropriate with respect to incentive compensation plans and stock-based plans. The Compensation Committee also discusses, evaluates and reviews all such incentive compensation and any regulatory limitations imposed on such plans. The Committee's charter describes in detail the Compensation Committee's responsibilities and authority. Refer to the section titled Corporate Governance for further details regarding the role of the Compensation Committee.
Role of Management Our management plays an important role in the executive compensation decision-making process. Management provides the Compensation Committee with data regarding our strategic objectives in light of overall and industry specific business conditions, past performance on prior strategic objectives, external industry trends and other relevant data. This data assists the Compensation Committee in approving policies and practices that are designed to align compensation outcomes with our performance and shareholder interests. From time to time, members of management also review our compensation practices with our regulators, and management shares those discussions with the Compensation Committee and the Board, as appropriate.
The Chief Executive Officer annually reviews the performance and pay level of each NEO and senior executive (other than himself), develops recommendations concerning compensation of these individuals and presents the recommendations to the Compensation Committee. Our Finance and Human Resources management provide information, analysis and other support to the Chief Executive Officer and the Compensation Committee during these processes.
Role of Compensation Consultants The Compensation Committee is authorized to obtain advice and assistance from legal, accounting, or other advisors at our expense without prior permission of management or the Board. Under its charter, the Compensation Committee has the authority to retain and terminate any consultant to be used to assist in the evaluation of executive officer compensation, or any other matter deemed necessary by the Compensation Committee, and to approve the consultant's fees.
Management engages the services of a nationally recognized compensation consultant, Mercer LLC, to review and make recommendations for competitive compensation levels for key executives. In addition, in 2019, Steven Hall and Partners was engaged by the Compensation Committee to review and provide long term executive

Flagstar Bancorp, Inc. | 2020 Proxy Statement	28

compensation recommendations for the Chief Executive Officer and other NEO’s. No consultants engaged in 2019 raised any conflicts of interest.
Role of the Chief Risk Officer Company incentive compensation programs are reviewed each year to ensure that those programs align with our regulatory obligations related to safety and soundness, and that the programs do not encourage undue risk-taking. This review process includes collaboration with the business unit owners of each program, members of the Finance department and members of the Human Resources compensation department. Upon completion of this review, our Chief Risk Officer completes an independent risk assessment of the components within each program. Risks associated with each component are identified and mitigating factors are considered. The findings of this assessment are presented to the Compensation Committee for evaluation.
In addition to this process, the Incentive Plan Review Committee was created pursuant to the authority of the newly designed incentive plan policy, and is the governing body for the Bank with respect to oversight of incentive and commission plan design and use (including the risk that the design of these plans leads to inappropriate sales practices). Additional details regarding this enhancement can be found in the Risk Assessment section below.
Compensation Governance Leading Practices

What we do:
✓	We separate the roles of Chairman of the Board and Chief Executive Officer	✓	We require NEOs to annually represent that they are not hedging interests they have in Flagstar securities in accordance with our no-hedging policy
✓	We reward our NEOs for sustained increases in shareholder value by paying a substantial portion of their compensation in stock and other stock-based grants	✓	We mandate stock ownership guidelines that require NEOs to retain significant equity in the Company to align executives’ long-term interests with those of shareholders
✓	We tie a significant portion of short-term compensation to financial and operational performance	✓
We maintain a claw back policy for certain executive officers, which provides that, in the event of a financial restatement, the Board may require the return of incentive compensation that was paid based upon inaccurate financial metrics

✓	We pay reasonable relocation and temporary housing benefits
✓	We require that the Board approve any grants	✓	We engage independent compensation consultants
✓	We eliminate the need to pay commuting expenses for NEOs by encouraging them to live within daily commuting distance of headquarters	✓	We include "Double Trigger" change in control provisions in our employment agreements and change in control agreements with select NEOs
✓	We eliminate supplemental executive retirement plans (SERPs) or other nonqualified plans for executives	✓	We eliminate perquisites for former or retired executives.

What we don't do:
✗	We don't provide tax gross-up payments for executive perquisites other than relocation expenses.	✗	We don't allow re-pricing of any outstanding stock options without shareholder approval.
✗	We don't provide severance payments for "cause" terminations or voluntary resignations.	✗	We don't allow the pledging of Flagstar stock and prohibit trades of Flagstar securities in margin accounts.
2019 Executive Compensation Decisions
In 2019, compensation arrangements for our NEOs remained focused on aligning our NEOs' interests with those of the Company and its shareholders, while maintaining market-competitive levels. Each executive participates in our annual incentive program tied to short-term performance. In addition, our NEOs also participate in a long-term incentive program, consisting of time-based and performance-based equity awards.
To ensure that compensation levels for our key executives, including NEOs are appropriate, we benchmark total compensation levels against our peer group in conjunction with our executive team, Mercer LLC and our Board of Directors. The peer group includes publicly traded companies with the same Global Industry Classification Standard code for regional banks and thrifts and mortgage companies.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	29

The following companies make up our peer group:

Associated Banc-Corporation	Hilltop Holdings, Inc.	UMB Financial Corporation
BankUnited, Inc.	HomeStreet	Umpqua Holdings Corporation
BOK Financial	Old National Bancorp	Washington Federal
Commerce Bancshares, Inc.	TCF Financial	Western Alliance Bancorp
First Horizon National	Texas Capital Bancshares, Inc.	Webster Financial Corporation
First Midwest Bancorp, Inc.	Trustmark Corporation	Wintrust Financial Corporation
When considering the pay practices of our peers, we target our NEOs’ total compensation opportunities near the 75th percentile overall, and we allocate a substantial portion of their pay opportunities to both performance-based and long term compensation.
For non-NEOs, we generally use the market median as a reference for competitive pay. We believe our mix of compensation helps us to retain key executives and to ensure that the interests of our leadership are aligned with those of our shareholders.
Elements of 2019 and 2020 NEO Compensation
All of our NEOs receive a base salary in addition to incentive-based compensation. In 2019, our Chief Executive Officer, Chief Operating Officer and other NEOs participated in our annual incentive program. Additionally our NEOs other than our Chief Executive Officer and Chief Operating Officer participated in our Long-Term Incentive Program for Senior Executive Officers. Our Chief Executive Officer and our Chief Operating Officer participated in our 2018 Long Term Incentive Program.
Base Salary We provide the NEOs with a base salary that is set within a competitive range of market practice to attract and retain top talent. Base salaries vary depending upon the executive’s role, performance, experience and contribution. It is the foundation from which incentives and other benefits are determined. The Compensation Committee reviews base salary annually and may adjust salaries based on changes in responsibilities, significant achievements or personal performance against pre-set goals, and competitive market conditions. The NEOs' salaries were not increased during the 2019 annual merit cycle.
Annual Incentive Program ("AIP") The AIP is a performance-based, annual, short-term incentive program that is payable in cash. The program is designed to motivate and reward executives for achieving or exceeding annual financial, strategic and operational goals that ultimately support sustained long-term profitable growth and shareholder value creation. Financial metrics reflect company performance on key measures, adjusted for business unit and individual performance, including risk management. In an effort to increase shareholder value creation, the performance metric under the 2019 AIP design was diluted earnings per share ("EPS"). For 2018, the performance metrics included net income goals and quality goals. The EPS calculation is measured by dividing adjusted net income (excluding AIP expense after tax and other items as approved by the compensation committee) by diluted shares of common stock outstanding. The line of business segmentation previously used was eliminated to reward overall company success with a single team focus.
The earnings per share goal for the 2019 AIP was established based upon a financial and operational plan that management develops annually for Board approval. The Board approves the goals when it is satisfied that the goals are reasonably designed to enhance shareholder value. By utilizing the goals developed in this plan, the Board believes it is better able to hold management accountable to those goals. Payouts are not made under the AIP unless performance thresholds are met or exceeded.
The following tables provide information regarding AIP payout potential for our NEOs:

Target Bonus Opportunity
Name	Percentage of Base Salary
Mr. DiNello	150%
Mr. Smith	125%
Mr. Ciroli	100%
Ms. Fercho	75%
Mr. Figliuolo	71%

Flagstar Bancorp, Inc. | 2020 Proxy Statement	30

Potential Payout Opportunity under AIP	Threshold	Target	Maximum
Diluted Earnings Per Share (1)	50%	100%	150%

(1)	Final award percentages interpolated on a linear basis based on actual level of performance between threshold and target, and target and maximum.
Long Term Incentive Program for Senior Executive Officers ("LTIP") Annual RSU grants are designed to motivate and reward SEOs for delivering long-term sustained performance aligned with shareholder interests. The Compensation Committee believes that long-term RSU grants align compensation with shareholder interests because SEOs receive a benefit if the stock price increases and also participate with shareholders in the loss of value if the stock price decreases.
Grants of RSUs consist of 55 percent performance-based RSUs and 45 percent time-based RSUs. The time-based RSUs vest in three increments: 25 percent on the first and second anniversaries of the grant date, and 50 percent on the third anniversary of the grant date. The time-based vesting is also dependent upon the Bank achieving a Tier 1 leverage ratio at or above a well-capitalized level for regulatory purposes.
The performance-based units were awarded subject to an earnings per share goal for the seven-quarter performance period, second quarter 2019 through fourth quarter 2020. The earnings per share goal for the LTIP is established by the Board at a level the Board believes enhances shareholder value.
Based on the achievement of earnings per share against the pre-determined payout scale, participants have the ability to earn an award in the range of 80 percent to 140 percent of target. Any performance-based RSUs that are earned will vest one year following the conclusion of the seven-quarter performance period.
The vesting of awards under the LTIP may accelerate in the event of a change in control, death, disability or retirement. For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.
In 2019, target awards under the LTIP were based upon a percent of base salary: 100 percent for Mr. Ciroli, 118 percent for Mr. Figliuolo, and 71 percent for Ms. Fercho. Payouts of the performance-based RSUs will not be made unless the threshold performance is achieved, as provided in the following table:

Payout Opportunity under LTIP	Threshold	Maximum
Achievement of Earnings Per Share (1)	80% of Target	140% of Target

(1)
Each percent of earnings per share goal achieved serves as a threshold, with no interpolation of awards between points. Each threshold must be achieved in order to earn any additional portion of the award.

Executive Long-Term Incentive Program ("ExLTIP") In 2015, the Company created a compensation program solely for the Chief Executive Officer and the Chief Operating Officer, which was designed to reward them in the event that Flagstar achieved and sustained extraordinary market performance. The ExLTIP was included in the May 2013 employment agreements for Messrs. DiNello and Smith, and the ExLTIP awards were ultimately made in the form of RSUs under and subject to the terms of the 2016 Stock Plan. Mr. DiNello was awarded 642,857 RSUs and Mr. Smith was awarded 264,884 RSUs under the ExLTIP. On May 22, 2017, the performance hurdle was achieved, the quality review passed for ExLTIP and the awards vested.
The payout of ExLTIP is to be made in five installments, each of which is subject to a quality review. Upon the 2017 vesting, the first three awards were distributed in May 2017, May 2018 and May 2019. The remaining two installments will be made annually on the anniversary of the vesting date subject to satisfactory quality reviews. The quality review will measure Flagstar’s performance relative to Flagstar’s peer group with respect to two metrics, asset quality and liquidity. If the measures under the quality review are not met, 25 percent of the amount of RSUs that would have paid out on that date will be forfeited by the executive and another 25 percent will be held back until the next following payout date. Payouts made under the RSU awards will be in Company stock, so that Mr. DiNello’s and Mr. Smith’s compensation remains linked to ongoing shareholder value creation.
The payment of awards under the ExLTIP may accelerate in the event of a change in control, death, disability or retirement.
For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	31

2018 Long Term Incentive Program ("2018 LTIP”). With the achievement of the performance-based ExLTIP, the Company implemented a new program in 2018, consisting of equity awards for the Chief Executive Officer and the Chief Operating Officer. The program, a successor to the ExLTIP initiated in 2015, provides equity incentives that will reward the executives for completing the long term process of restoring the Company’s banking business and financial strength from the severely troubled conditions that existed when these two individuals started their roles.
The 2018 LTIP is made up of three award components:

•	Performance RSUs: RSUs tied to volume weighted average price of stock, similar to the performance shares granted under the ExLTIP in 2015.

•	Time-Based RSUs: RSUs for which vesting is based on time-based service over a four year period.

•	LTIP RSUs: Performance and time-based RSUs granted under the terms of the LTIP.
The Performance RSUs awarded under the 2018 LTIP are similar to the performance RSUs granted under the ExLTIP. The performance goal for the awards requires growth in our share price, in addition to service-based vesting. Half of the Performance RSUs will be earned if our share price, measured by volume weighted average price ("VWAP") over a 90-day period, is $40 or higher, and half of the Performance RSUs will be earned if a 90-day VWAP of $44 or higher is achieved. Vesting also requires service through the fourth anniversary of the grant date. In addition, following Performance RSUs being earned under either performance goal, half of the earned Performance RSUs are subject to forfeit if on one of the four anniversaries of the grant date the applicable performance goal is not met.
The Time-Based RSUs awarded under the 2018 LTIP are RSUs for which vesting is based on service where 25 percent of the award vests on the last day of the year of grant and the last day of each of the subsequent three years.
LTIP RSUs vest in accordance with the terms described in the section above called Long Term Incentive Program for Senior Executive Officers ("LTIP").
The vesting of awards under the 2018 LTIP may accelerate in the event of a change in control, death, disability or retirement. For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.
The 2018 LTIP includes terms intended to discourage undue risk-taking. The awards use performance goals that differ from those used in our annual incentives, so that together our annual and long-term programs create a blend of incentives for pursuing profitability and growth, balanced with maintaining the Company’s soundness and managing risk. Lengthy vesting periods for earning the new equity awards also focus our executives on long-term and sustainable results. Portions of the awards are forfeitable if asset quality and liquidity standards are not met or if the Company does not remain well-capitalized.
Rationale for 2018 LTIP. The Compensation Committee approved the 2018 LTIP to encourage our two most senior executives to continue their service with the Company, to appropriately reward them for the outstanding success achieved in restoring the Company to financial soundness and business success, and to incentivize them to continue execution of the long-term process of restoring Flagstar as a pre-eminent banking institution. The program design and implementation also were shaped by the understanding between the Company and these executives as to our intended compensation program, and historic circumstances that have in some instances delayed implementation of the long-term portion of the program.
Upon appointing the Chief Executive Officer and Chief Operating Officer, the Company was not in a position initially to provide long-term equity compensation due to regulatory constraints. However, the Committee determined at that time that the recovery of our stock price would be the best measure of the success of our senior management. Significant stock price growth could be achieved only if the Chief Executive Officer and Chief Operating Officer built an effective management team, resolved litigation, as well as other significant threats to the Company, restored the financial soundness of the Bank and achieved consistent operating profitability.
The Compensation Committee believes that our long-term equity incentives for the Chief Executive Officer and the Chief Operating Officer have been and will continue to be appropriate vehicles for providing awards that are well-aligned with the substantial value delivered to shareholders. The Compensation Committee considered the annualized value of the 2018 LTIP (alone and together with other compensation elements) in comparison to compensation paid by our peer companies, and recognized that the competitive positioning of compensation under

Flagstar Bancorp, Inc. | 2020 Proxy Statement	32

our program is at the top end of the peer group. The Committee believes this result is acceptable, in the context of a program designed to strongly incentivize delivery of value to our shareholders.
The following table provides the second installment of LTIP RSUs granted in 2019 under the 2018 LTIP, all awarded under our shareholder approved 2016 Stock Award and Incentive Plan:

	LTIP Grants in 2019
Alessandro P. DiNello	Performance RSUs	12,500
	Time-Based RSUs	10,227
Lee M. Smith	Performance RSUs	6,250
	Time-Based RSUs	5,114
Supplemental Retirement Pension. Flagstar does not provide any supplemental pension benefits to its current executives.
Perquisites. In 2019, we provided perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to the NEOs. The Compensation Committee believes that these perquisites enabled us to recruit and retain these NEOs. These perquisites primarily include club memberships and automobile allowances.
Severance and Change in Control Benefits. Our NEOs may be entitled to certain severance and change in control benefits. For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.
Retirement Benefits. This benefit is designed to provide income to employees following retirement. All employees, including all NEOs, are eligible to participate in our 401(k) plan. Effective January 2, 2019, the match for the 401(k) plan increased to 100 percent of the first one percent, plus 50 percent of the next five percent of each eligible employee’s contribution. The maximum match is three and a half percent of plan compensation.
Employee Stock Purchase Plan. The purpose of the Company's Employee Stock Purchase Plan is to encourage employees of the Company to promote the best interests of the Company and to align the interests of employees with the Company's shareholders by permitting eligible employees to purchase shares of the Company's common stock at a reduced rate of 15 percent through payroll deductions. All employees, including NEOs, are eligible to participate in the Employee Stock Purchase Plan.
Health and Welfare Benefits. These benefits are intended to protect against catastrophic expense and includes medical, dental, vision, disability and life insurance. All NEOs are eligible to participate in our health and welfare benefits that are available to all employees. In addition, our CEO was provided with supplemental life and supplemental short term disability coverage. Our COO was provided with supplemental short term disability coverage.
Risk Assessment
The Compensation Committee is responsible for reviewing and overseeing all Company incentive compensation programs. Under the Risk Committee's purview, our Chief Risk Officer completed an independent risk assessment of the components within each program, identifying risks associated with each component and considering mitigating factors. The findings of this assessment were then presented to the Compensation Committee for review. We do not believe that our compensation policies and practices encourage undue risk-taking, or give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable (cash incentive and equity incentive) portions of compensation are designed to reward both annual performance under the AIP and longer-term performance under the LTIP and the 2018 LTIP plans. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term best interests.

•
The vast majority of our executive management’s incentive compensation is based on the performance of the Company as a whole. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single business unit to the detriment of our Company as a whole.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	33

•
Our senior executives are expected to maintain ownership of a significant amount of our stock, described below in Stock Ownership Guidelines. We believe such ownership incentivizes our executives to consider the long-term interests of our Company and our shareholders, and discourages excessive risk-taking that could negatively impact our stock price and our Company.

•	We maintain a policy, described below in Claw Back Policy, under which the Board may require executive officers to return incentive compensation under certain circumstances.
As an enhancement to this process, the Incentive Plan Review Committee was established to act as the governing body for the Bank with respect to oversight of incentive and commission plan design and use, including the risk that the design of these plans leads to inappropriate sales practices. Based on the significant expense of incentive and commission plans, the goal continues to be to ensure a comprehensive evaluation of our incentive plans based on the following:

•	Balance between risks and results, to promote behaviors consistent with our strategic plan.

•	Processes and controls that reinforce balance.

•	Effective corporate governance, with an enhanced focus on the potential for inappropriate sales practices.
The Incentive Plan Review Committee met in early 2019 and concluded with the approval of all incentive programs for use in 2019, which are designed to include well-balanced components with natural risk-mitigators. With the Incentive Plan Review Committee’s oversight, we continue to enhance and strengthen our incentive programs to ensure alignment with Flagstar’s strategy while maintaining our focus on a risk-balanced design.
Claw Back Policy
Under the Company's Claw Back Policy, we may recoup incentive compensation paid to an executive officer in the event an accounting restatement occurs as a result of material non-compliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards.
Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million for certain executive officers. Prior to 2018, we were permitted to take a federal income tax deduction for qualifying “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code without regard to the $1 million limitation. However, the Tax Cuts and Jobs Act of 2017 repealed the performance-based exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017, that qualifies for transition relief). The Committee considers financial reporting and income tax consequences when it analyzes the overall level and mix of compensation among individual pay elements. The Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs, regulatory limitations, and the desire to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.

We believe that the potential cost of lost tax deductions is reasonable and necessary in order for us to effectively motivate and retain key executives and remain competitive with peer financial institutions. For that reason, the Committee and the Board have approved compensation programs for 2019 that are tied to performance that do not allow for the full tax deduction under Section 162(m) of the Internal Revenue Code. It is the intention of the Committee and the Board to preserve transition relief where reasonably possible.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	34

COMPENSATION COMMITTEE REPORT
The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our NEOs, as well as our employees generally. The Committee regularly conducts a broad review of the current compensation program to ensure that it does not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings, and periodically seeks the assessment of the Chief Risk Officer in that regard.
Following our established Risk Review Process, our Chief Risk Officer met with management and the Compensation Committee regarding whether the compensation programs for 2019 are properly structured so as to deter undue risk taking among the NEOs and the business unit managers that report to them. The Compensation Committee reviewed the Chief Risk Officer’s reports related to review of the Company’s incentive and other compensation programs.
The Compensation Committee also determined that, based upon the analysis by our Chief Risk Officer, the overall level of incentive compensation that we award is not excessive as compared to incentive compensation awarded to employees of comparable institutions in our selected peer group.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
James A. Ovenden, Chairman
John D. Lewis
Bruce E. Nyberg

Flagstar Bancorp, Inc. | 2020 Proxy Statement	35

EXECUTIVE COMPENSATION

2019 Compensation Breakdown
Summary Compensation Table

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)(2)(3)(4)	Non-Equity Incentive Plan (5)	All Other Compensation	Total
Alessandro P. DiNello President and Chief Executive Officer
	2019	$1,000,000	$—	$735,218	$1,620,000	$97,903	$3,453,121
	2018	950,000	—	14,206,394	1,212,000	56,805	16,425,199
	2017	1,000,000	—	—	1,305,500	82,043	2,387,543
Lee M. Smith Executive Vice President and Chief Operating Officer
	2019	750,000	—	367,625	1,011,500	35,428	2,164,553
	2018	712,500	—	7,115,675	757,500	34,934	8,620,609
	2017	750,000	—	525,000	776,700	37,804	2,089,504
James K. Ciroli Executive Vice President and Chief Financial Officer
	2019	500,000	—	500,007	540,000	17,559	1,557,566
	2018	475,000	—	525,000	404,000	14,029	1,418,029
	2017	480,577	—	225,000	400,000	12,409	1,117,986
Stephen V. Figliuolo Executive Vice President and Chief Risk Officer
	2019	425,000	—	500,007	325,000	13,293	1,263,300
	2018	403,750	—	521,250	243,814	11,506	1,180,320
	2017	415,293	—	200,000	270,000	9,728	895,021
Kristy Fercho Executive Vice President and President of Mortgage
	2019	425,000	—	299,998	350,000	29,650	1,104,648
	2018	403,750	318,800	321,250	87,019	10,080	1,140,899
	2017	137,308	—	450,000	—	41,544	628,852

(1)	For Messrs. DiNello and Smith, stock awards in 2019 include grants made under the 2018 LTIP.
(2) For Messrs. Ciroli, Figliuolo and Ms. Fercho, stock awards in 2019 include grants made under the LTIP.
(3) The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company's audited consolidated financial statements for the year ended December 31, 2019 included in Form 10-K filed with the SEC on February 28, 2019 for a discussion of the relevant assumptions used in calculating these amounts.
(4) If the highest level of performance conditions with respect to the performance-based RSUs granted in 2019 is satisfied, then the value of all RSUs granted in 2019, determined as of the grant date, would be as follows: Mr. DiNello - $937,406, Mr. Smith - $468,719, Mr. Ciroli - $637,507, Mr. Figliuolo - $637,507, and Ms. Fercho - $382,492.
(5) All earnings listed as "Non-Equity Incentive Plan Compensation" are payments tied to the Annual Incentive Program (AIP). AIP payments were earned for performance in 2019 and are payable in the first quarter of 2020.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	36

All Other 2019 Compensation

Name	Perquisites and Other Personal Benefits (1)	Company Contributions to 401(k) Plan	Life Insurance Premiums (2)	All Other Compensation
Alessandro P. DiNello	$81,245	$9,800	$6,858	$97,903
Lee M. Smith	34,618	—	810	35,428
James K. Ciroli	6,517	9,800	1,242	17,559
Stephen V. Figliuolo	—	9,728	3,564	13,293
Kristy Fercho	18,815	9,800	1,035	29,650

(1)
Perquisites include automobile allowances, communication allowances and social dues. The amount reflected for Mr. DiNello includes a car allowance of $12,600 and club dues of $67,685, and for Mr. Smith the amount includes a car allowance of $14,250 and club dues of $20,368.

(2)	Includes group life insurance premiums.
Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards made to each NEO in 2019.

		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of All Other Units (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alessandro P. DiNello		$750,000	$1,500,000	$2,250,000
	3/19/19				6,250	12,500	18,750	10,227	$735,218
Lee M. Smith		$468,750	$937,500	$1,406,250
	3/19/19				3,125	6,250	9,375	5,114	$367,625
James K. Ciroli		$250,000	$500,000	$750,000
	6/18/19				4,280	8,559	12,839	7,003	$500,007
Stephen V. Figliuolo		$150,875	$301,750	$452,625
	6/18/19				4,280	8,559	12,839	7,003	$500,007
Kristy Fercho		$159,375	$318,750	$478,125
	6/18/19				2,568	5,135	7,703	4,202	$299,998

(1)
The amounts reported in these columns represent the possible threshold, target and maximum awards that could have been earned by each NEO for the annual cash incentive award under the AIP. The actual amount earned by each NEO for fiscal 2019 is reported in the Summary Compensation Table.

(2)
The amounts reported in these columns represent the possible threshold, target and maximum shares that can be earned by each NEO for performance-based RSUs granted in 2019 under the LTIP or the 2018 LTIP, as applicable.

(3)	The amounts represent time-based RSUs granted in 2019 under the LTIP or the 2018 LTIP, as applicable.

(4)
The value of awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See the Company’s audited consolidated financial statements for the year ended December 31, 2019 included in Form 10-K filed with the SEC on February 28, 2019 for a discussion of the relevant assumptions used in calculating these amounts.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	37

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding unvested stock awards held by each of our NEOs at December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)		Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (1)
Alessandro P. DiNello	87,040	$3,329,280	(2)	25,000	$956,250	(3)
	257,142	9,835,682	(4)	—	—
	—	—		227,273	8,693,192	(5)
Lee M. Smith	47,825	1,829,306	(2)	12,500	478,125	(3)
	105,953	4,052,802	(4)	—	—
	—	—		113,636	4,346,577	(5)
James K. Ciroli	14,086	538,790	(2)	16,482	630,437	(3)
Stephen V. Figliuolo	13,820	528,615	(2)	16,482	630,437	(3)
Kristy Fercho	15,548	594,711	(2)	9,889	378,254	(3)

(1)	The market value is calculated using our closing stock price on December 31, 2019 of $38.25.

(2)	Represents unvested time based RSUs that vest upon the attainment of time related service conditions.

(3)	Represents unvested portion of performance-based RSUs subject to the achievement of certain internal performance factors.

(4)	Represents unvested RSUs granted under the ExLTIP on October 20, 2015. These awards will vest over the next two years subject to time related service conditions and satisfactory quality review.

(5)	Represents unvested portion of performance-based RSUs granted under the 2018 LTIP on March 20, 2018, subject to the achievement of certain stock-based performance factors.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	38

Stock Vested
The following table provides information regarding the vesting of stock awards for each of our NEOs during 2019.

	Stock Awards
Name	Number of Shares Acquired On Vesting	Value Realized On Vesting	Share Price used in Value Realized (1)	Date of Share Price used in Value Realized
Alessandro P. DiNello	2,557	$81,185	31.75	3/20/2019
	128,571	4,077,000	31.71	5/22/2019
	480	15,907	33.14	6/28/2019
	34,091	1,303,981	38.25	12/31/2019
Lee M. Smith	1,279	40,608	31.75	3/20/2019
	52,977	1,679,894	31.71	5/22/2019
	2,032	63,094	31.05	5/23/2019
	4,948	155,417	31.41	5/24/2019
	360	11,930	33.14	6/28/2019
	9,936	380,052	38.25	12/31/2019
	17,045	651,971	38.25	12/31/2019
James K. Ciroli	871	27,045	31.05	5/23/2019
	1,885	59,208	31.41	5/24/2019
	240	7,954	33.14	6/28/2019
	1,621	53,720	33.14	6/28/2019
	4,259	162,907	38.25	12/31/2019
Stephen V. Figliuolo	775	24,064	31.05	5/23/2019
	1,885	59,208	31.41	5/24/2019
	204	6,761	33.14	6/28/2019
	1,621	53,720	33.14	6/28/2019
	3,785	144,776	38.25	12/31/2019
Kristy Fercho	204	6,761	33.14	6/28/2019
	972	32,212	33.14	6/28/2019
	2,674	99,847	37.34	9/19/2019
(1) The market value is calculated using the closing stock price on the vest date.
CEO Pay Ratio
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, our pay for performance philosophy, and a competitive pay structure.
The annual total compensation for fiscal year 2019 as reported in the Summary Compensation Table for our CEO was $3,453,121, including RSUs awarded under the 2018 LTIP, and for the median employee was $55,996, in each case calculated using the same methodology as used for our NEOs in the Summary Compensation Table. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2019 is 61.67 to 1.
The determination of the median employee included all active employees as of December 31, 2019, which excludes employees who were terminated during 2019. As of December 31, 2019, we directly employed 4,534 employees. For purposes of this determination, we included all compensation paid during 2019, comprised of cash compensation and non-cash taxable compensation (including taxable value of vested stock). Non-taxable items were excluded from this determination (including any unvested stock).
Employment Agreements
Alessandro P. DiNello. Mr. DiNello joined the Company in 1979 and, since that time, served in a variety of senior management roles. On May 15, 2013, the Company entered into an agreement for Mr. DiNello to serve as President and Chief Executive Officer which was amended in October 2015. On October 22, 2018, the Company entered into a new employment agreement with Mr. DiNello, which superseded Mr. DiNello's prior employment agreement. This agreement was amended and restated on May 21, 2019 (as amended, "Mr. DiNello's 2019

Flagstar Bancorp, Inc. | 2020 Proxy Statement	39

Agreement"), to update certain change-in-control provisions related to a change in ownership percentage by MatlinPatterson.
Under the 2019 Agreement, Mr. DiNello maintains a salary of $1,000,000. In addition to his base salary, Mr. DiNello's 2019 Agreement provides for his participation in the Annual Incentive Program (AIP). Mr. DiNello’s annual incentive target level under the AIP remained consistent at 150 percent of base salary.
Mr. DiNello's 2019 Agreement also provides for continued participation in the ExLTIP, under which he received a one-time ExLTIP award of 642,857 RSUs on October 22, 2015. On May 22, 2017, the awards under the ExLTIP vested following the achievement of the performance hurdle and satisfactory quality review.
Mr. DiNello received an additional award under the 2018 LTIP in 2018 and 2019, which will be earned and vests in accordance with the terms of the 2018 LTIP.
Mr. DiNello remains entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives, including company-paid supplemental life insurance and short- and long-term disability insurance. In addition, Mr. DiNello's 2019 Agreement provides for a monthly car allowance, legal fees incurred in negotiating and drafting the Employment Agreement and club membership dues.
Mr. DiNello’s 2019 Agreement includes provisions regarding confidentiality, non-competition and non-solicitation. Mr. DiNello has agreed that during his employment and for a period of one year following termination for any reason, he shall not be employed by, perform any services for, or hold any ownership interest in any financial institution that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. DiNello has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who Mr. DiNello knows to be a customer of the Company.
Lee M. Smith. On May 15, 2013, the Company entered into an agreement for Mr. Smith to serve as Chief Operating Officer. Mr. Smith’s compensation was governed by the terms of that employment agreement until it was amended in March 2015 and in October 2015. On October 22, 2018 the Company entered into a new agreement with Mr. Smith, which superseded his prior employment agreement. This agreement was amended and restated on May 21, 2019 (as amended, "Mr. Smith's 2019 Agreement") to update certain change-in-control provisions related to a change in ownership percentage by MatlinPatterson.
Under the 2019 Agreement, Mr. Smith maintains a salary of $750,000. In addition to his base salary, Mr. Smith's 2019 Agreement provides for his participation in the AIP. In 2019, Mr. Smith's annual incentive target level under the AIP remained consistent at 125 percent of base salary.
Mr. Smith's 2019 Agreement also provides for continued participation in the ExLTIP, under which Mr. Smith received a one-time ExLTIP award of 264,884 RSUs on October 22, 2015. On May 22, 2017, the awards under the ExLTIP vested following the achievement of the performance hurdle and satisfactory quality review.
Mr. Smith received an additional award under the 2018 LTIP in 2018 and 2019, which will be earned and vests in accordance with the terms of the 2018 LTIP.
Mr. Smith remains entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives, including company-paid supplemental life insurance and short- and long-term disability insurance. In addition, Mr. Smith's 2019 Agreement provides for a monthly car allowance, legal fees incurred in negotiating and drafting the Employment Agreement and club membership dues.
Mr. Smith’s 2019 Agreement includes provisions regarding confidentiality, non-competition and non-solicitation. Mr. Smith has agreed that during his employment and for a period of one year following termination for any reason, he shall not be employed by, perform any services for, or hold any ownership interest in any financial institution that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. Smith has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who Mr. Smith knows to be a customer of the Company.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	40

Pension Benefit for Fiscal Year 2019
None of the NEOs have pension benefits.
Potential Payments and Awards Upon Termination or Change in Control
Our NEOs may be entitled to receive cash payments upon termination or change in control, depending upon the circumstances. In addition, all NEOs may be entitled to acceleration of certain equity awards pursuant to their applicable employment agreements and the terms of their award agreements.
Messrs. DiNello and Smith's 2019 Employment Agreements, allow for certain cash payments and acceleration of equity awards upon termination and/or change in control or death or disability, as detailed below.
Termination by the Company without cause or by the executive for good reason:

•	Mr. DiNello is entitled to a cash payment equal to two times his base salary and two times the target AIP for the then-current year.

•	Mr. Smith is entitled to a cash payment equal to his base salary and the target AIP for the then-current year.

•	Mr. DiNello is entitled to health insurance reimbursement until he and his spouse are eligible for coverage under Medicare or a subsequent employer.

•	Mr. Smith is entitled to health insurance reimbursement for 12 months after termination or until eligible for coverage under a subsequent employer.

•	All stock-based compensation awards become fully vested and restrictions on them lapse, with performance-based awards paid based on actual performance.
Change in control and a qualifying termination:

•	Mr. DiNello is entitled to a cash payment equal to three times his base salary and three times the target AIP for the then-current year.

•	Mr. Smith is entitled to a cash payment equal to two times his base salary and two times the target AIP for the then-current year.

•	Mr. DiNello is entitled to health insurance reimbursement until he and his spouse are eligible for coverage under Medicare or a subsequent employer.

•	Mr. Smith is entitled to health insurance reimbursement for 18 months after termination or until eligible for coverage under a subsequent employer.

•
All stock-based compensation awards become fully vested and restrictions on them lapse, with performance-based awards paid based on target performance, except that stock-based compensation awards granted under the ExLTIP remain subject to the ExLTIP award documents. However, in the event of a change in control where the executive continues employment with the acquirer following the change in control and the relevant performance goals under the 2018 LTIP have not yet been attained as of the change in control, any equity awards granted under the 2018 LTIP will remain outstanding.

Death or Disability:

•	All stock-based compensation awards become fully vested and restrictions on them lapse, with performance-based awards paid based on actual performance.
A qualifying termination is defined as a termination by the Company without cause or by the executive for good reason in the period from three months before or twelve months after a change in control. A "change in control" is defined by the 2016 Stock Plan.
Pursuant to Change in Control Agreements dated January 18, 2019, in the event of a change in control and a qualifying termination, Messrs. Ciroli and Figliuolo are entitled to receive cash payments equal to two times their base salary and two times their target AIP, as well as health insurance reimbursement for up to 18 months or until executive and spouse are eligible for coverage under Medicare or a subsequent employer. In addition, all of the then-outstanding unvested equity awards will become fully vested. The Change in Control Agreements include provisions regarding confidentiality, non-competition and non-solicitation. A qualifying termination is defined as a termination by the Company without cause or by the executive for good reason in the period from three months before or twelve months after a change in control. A "change in control" is as defined by the 2016 Stock Plan.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	41

Pursuant to a Change in Control Agreement dated March 17, 2020, in the event of a change in control and a qualifying termination, Ms. Fercho is entitled to receive cash payments equal to two times her base salary and two times her target AIP, as well as health insurance reimbursement for up to 18 months or until executive and spouse are eligible for coverage under Medicare or a subsequent employer. In addition, all of the then-outstanding unvested equity awards will become fully vested. The Change in Control Agreement includes provisions regarding confidentiality, non-competition and non-solicitation. A qualifying termination is defined as a termination by the Company without cause or by the executive for good reason in the period from three months before or twelve months after a change in control. A "change in control" is as defined by the 2016 Stock Plan.
Executive Long-Term Incentive Program ("ExLTIP"). The performance hurdle under the ExLTIP was achieved on May 22, 2017. The terms of the ExLTIP allow for the following regarding the ExLTIP awards following the achievement of the performance hurdle:

•	Upon a change in control or upon death or disability, as defined in the 2016 Stock Plan, unpaid RSUs will be paid without regard to a quality review.

•
Upon a change in control and a qualifying termination, each as defined in Mr. DiNello’s Employment Agreement and Mr. Smith’s Employment Agreement, unpaid RSUs will be paid in accordance with the terms of the employment agreements, as described above.

•
Upon termination by the Company without cause or by the executive for good reason, under the terms of Mr. DiNello and Mr. Smith’s respective employment agreements, unpaid RSUs will be paid in accordance with the terms of the employment agreements, as described above.

•
Upon retirement after reaching the age of 65 with ten years of service, awards will continue to vest in accordance with the terms of the ExLTIP until the executive reaches the age of 67, at which time the remaining RSUs are paid in full. Payouts will be made without regard to a quality review.

2018 Long Term Incentive Program ("2018 LTIP”). The terms of the 2018 LTIP allow for the following regarding the 2018 LTIP awards:

•
Upon a change in control, as defined in the 2016 Stock Plan, if the applicable performance criteria have not been attained, all Time-Based RSUs will vest and all unvested Performance RSUs will be forfeited.

•	Upon a change in control, as defined in the 2016 Stock Plan, if the applicable performance criteria have been attained, all unpaid RSUs will be paid without regard to a quality review.

•
Upon a change in control and a qualifying termination, each as defined in Mr. DiNello’s Employment Agreement and Mr. Smith’s Employment Agreement, unpaid RSUs will be paid in accordance with the terms of the employment agreements, as described above.

•
Upon termination by the Company without cause or by the executive for good reason, per Mr. DiNello and Mr. Smith’s respective employment agreements, unpaid RSUs will be paid in accordance with the terms of the employment agreements, as described above.

•	In the event of death or disability, all Performance RSUs and Time-Based RSUs vest immediately, regardless of whether the applicable performance hurdles have been attained.

•
In the case of retirement, Time-Based RSUs vest on a pro rata basis determined by the portion of the calendar year passed since January 1st through the retirement date. Retirement includes separation from both employment or as service as a director at or after age 60 and 10 years of service.

For further information regarding LTIP awards granted under the 2018 LTIP, please refer to the information below.
Long Term Incentive Program for Senior Executive Officers ("LTIP"). The terms of the LTIP allow for the following:

•
Upon a change in control or death or disability, all unvested time-based awards will immediately vest and all unvested performance-based awards will immediately vest at target performance levels or, if the performance period has ended as of the occurrence of such event, at actual performance levels.

•
Upon termination without cause by the Company or upon termination by the executive for good reason, unvested awards will be forfeited with the exception of awards granted to Messrs. DiNello and Smith which will become fully vested, per the terms of their 2019 Employment agreements.

•
In the case of retirement, time-based RSUs vest on a pro rata basis determined by the portion of the calendar year passed since the grant date or most recent anniversary of the grant date. Performance-based RSUs also vest on a pro rata basis at actual performance levels. Retirement includes separation from both employment and service as a director at or after age 60 and 10 years of service.

A “change in control” under the LTIP is defined by the 2016 Stock Plan.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	42

In connection with the Bank’s procurement of Bank Owned Life Insurance ("BOLI"), our NEOs who are still employed with us at the time of their death would be entitled to a death benefit of two times their base salary.
The following table summarizes the amounts our NEOs would have realized in connection with a termination or a change in control, death or disability, or retirement, assuming the triggering event had occurred on December 31, 2019.

Name	Unvested LTIP Shares	LTIP Dollar Value (1)(2)	ExLTIP Shares	ExLTIP Dollar Value	2018 LTIP Shares	2018 Dollar Value	Cash Payment	Continued Health Coverage	Total Dollar Value (3)
Alessandro P. DiNello
Termination without cause or for good reason	112,040	$4,285,530	257,142	$9,835,682	—	$—	$5,000,000	$27,127	$19,148,338
Change in Control	112,040	4,285,530	257,142	9,835,682	—	—	—	—	14,121,212
Change in Control with qualifying termination	112,040	4,285,530	257,142	9,835,682	—	—	7,500,000	27,127	21,648,338
Death or disability	112,040	4,285,530	257,142	9,835,682	227,273	9,545,464	8,693,192	—	22,814,404
Retirement	59,987	2,294,503	—	—	—	—	—	—	2,294,503
Lee M. Smith
Termination without cause or for good reason	60,325	$2,307,431	105,953	$4,052,702	—	$—	$1,687,500	$20,853	$8,068,487
Change in Control	60,325	2,307,431	105,953	4,052,702	—	—	—	—	6,360,134
Change in Control with qualifying termination	60,325	2,307,431	105,953	4,052,702	—	—	3,375,000	31,280	9,766,413
Death or disability	60,325	2,307,431	105,953	4,052,702	113,636	4,772,712	4,346,577	—	10,706,711
James K. Ciroli
Termination without cause or for good reason	—	$—	—	$—	—	$—	$—	$—	$—
Change in Control	30,568	1,169,226	—	—	—	—	—	—	1,169,226
Change in Control with qualifying termination	30,568	1,169,226	—	—	—	—	2,000,000	26,089	3,195,315
Death or disability	30,568	1,169,226	—	—	—	—	—		1,169,226
Stephen V. Figliuolo			—	—		—
Termination without cause or for good reason	—	$—	—	$—	—	$—	$—	$—	$—
Change in Control	30,302	1,159,052	—	—	—	—	—	—	1,159,052
Change in Control with qualifying termination	30,302	1,159,052	—	—	—	—	1,453,500	23,077	2,635,628
Death or disability	30,302	1,159,052	—	—	—	—	—		1,159,052
Kristy Fercho (4)
Termination without cause or for good reason	—	$—	—	$—	—	$—	$—	$—	$—
Change in Control	25,437	972,965	—	—	—	—	—	—	972,965
Change in Control with qualifying termination	25,437	972,965	—	—	—	—	1,487,500	24,401	2,484,866
Death or disability	25,437	972,965	—	—	—	—	—	—	972,965

(1)	Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 31, 2019 of $38.25.

(2)	For Messrs. DiNello and Smith, for a change in control with a qualifying termination, or a change in control, as defined in the 2019 DiNello and Smith Employment Agreements.

(3)
In accordance with SEC rules, an excise calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to the NEOs in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

(4)
The table above reflects the effect of Ms. Fercho's Change in Control Agreement, which was entered into subsequent to December 31, 2019, as if such agreement had been in effect as of December 31, 2019.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	43

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2019 included Messrs. Lewis, Nyberg, Ovenden and Schoels. With the exception of Mr. Nyberg, none of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. As noted in Mr. Nyberg's biography, he was an officer of the Bank from March 2014 to March 2015. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled Certain Transactions and Business Relationships. No member of the Compensation Committee had any other relationship with us during 2019 requiring disclosure as a related party transaction. During 2019, none of our executive officers served as a member of another entity's compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	44

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Shareholders who intend to present a proposal for action at the 2021 Annual Meeting of Shareholders (the "2021 Annual Meeting") and would like a copy of the proposal included in our proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan, 48098. Any such proposal must be received by us not later than December 22, 2020. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Rule 14a-8 under the Exchange Act.
Under the Articles of Incorporation, if a shareholder intends to nominate a director nominee for election at the 2021 Annual Meeting, or to submit a proposal at such meeting other than pursuant to SEC Rule 14a-8, such shareholder must provide written notice of such nomination or proposal to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the 2021 Annual Meeting. However, if public announcement of the date of the 2021 Annual Meeting is given fewer than 40 days before the date of that meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the 2021 Annual Meeting is made available to shareholders. Such written notice must otherwise comply with the requirements of the Articles of Incorporation.
Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2021 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles of Incorporation can be obtained by written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

OTHER MATTERS
The Board is not aware of any other business to be presented for action by the shareholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be furnished without charge to persons who were shareholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. Additionally, our Annual Report on Form 10-K and all other reports that we file with the SEC are available on our website under the investor relations section at www.flagstar.com.

ADDITIONAL INFORMATION
The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.
In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and other information are filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	45

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 2, 2020
The undersigned hereby constitutes and appoints Christine M. Reid and Kenneth Schellenberg, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Flagstar Bancorp, Inc. (the "Company") to be conducted at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Drive, Troy, Michigan, 48098, or by remote communication, on June 2, 2020, at 8:30 a.m., Eastern Time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. WHERE A CHOICE IS NOT SPECIFIED, YOUR SHARES WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
The Board of Directors recommends you vote "FOR" the following Director nominees, and "FOR" Proposals 2 and 3.

(1)	The election of directors: Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, Bruce E. Nyberg, James A. Ovenden, Peter Schoels, David L. Treadwell and Jennifer R. Whip.

	For	Against	Abstain
Alessandro P. DiNello	o	o	o
Jay J. Hansen	o	o	o
John D. Lewis	o	o	o
David J. Matlin	o	o	o
Bruce E. Nyberg	o	o	o
James A. Ovenden	o	o	o
Peter Schoels	o	o	o
David L. Treadwell	o	o	o
Jennifer R. Whip	o	o	o

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.

o For	o Against	o Abstain

(3)	To adopt an advisory (non-binding) resolution to approve named executive officer compensation.

o For	o Against	o Abstain

Flagstar Bancorp, Inc. | 2020 Proxy Statement	46

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2019, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:
PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.
Important notice regarding the availability of proxy materials for the annual shareholder meeting to be conducted on June 2, 2020.
The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting of Shareholders, as well as the 2019 Annual Report on Form 10-K, are available at flagstar.com/proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.

Flagstar Bancorp, Inc. | 2020 Proxy Statement	47